                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 CORDANT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Table of Contents

                                                                           Page
Notice of Annual Meeting..................................................
Proxy Statement and Solicitation of Proxies...............................    1
Election of Directors.....................................................    2
Voting Securities and Principal Holders Thereof...........................    6
Security Ownership of Directors and Executive Officers....................    7
Section 16(a) Beneficial Ownership Reporting Compliance...................    8
Executive Compensation....................................................    8
Termination of Employment and Change of Control Agreements................   14
Board Compensation and Management Development Committee Report on
 Executive Compensation...................................................   14
Performance Graph.........................................................   18
Ratification of Appointment of Independent Auditors.......................   19
Discretionary Voting of Proxies on Other Matters, Stockholder Proposals
 for 2000 Annual Meeting,
 Annual Report and Form 10-K..............................................   19
Financial Information.....................................................  F-1
  Management's Report on Financial Statements.............................  F-2
  Report of Ernst & Young LLP, Independent Auditors.......................  F-3
  Consolidated Statements of Income.......................................  F-4
  Consolidated Statements of Cash Flows...................................  F-5
  Consolidated Balance Sheets.............................................  F-6
  Consolidated Statements of Stockholders' Equity.........................  F-8
  Notes to Consolidated Financial Statements..............................  F-9
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.......................................................... F-30
  Selected Financial Data................................................. F-50

Cordant Technologies Inc.
15 W. South Temple
Suite 1600
Salt Lake City, UT 84101-1532
                                    [LOGO OF CORDANT TECHNOLOGIES APPEARS HERE]
March 26, 1999

Dear Stockholder:

We invite you to the Annual Meeting of Stockholders of Cordant Technologies Inc., which will be held on Thursday, May 13, 1999, at the Company's principal offices, 15th floor, 15 W. South Temple, Salt Lake City, Utah, commencing at 11:30 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting. Stockholders of record may also give proxies by calling the toll-free telephone number or by using the Internet information as set forth on the proxy card. The telephone and Internet voting procedures are designed to authenticate Company stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk a stockholder's vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

The Company's audited financial statements for the year ended December 31, 1998, management's discussion and analysis of financial condition and results of operations, management's report on financial statements, the independent auditors report and other related information are included in this Notice of Annual Meeting and Proxy Statement. The Company's Summary Annual Report is also enclosed.



/s/ James R. Wilson

James R. Wilson
Chairman of the Board, President
and Chief Executive Officer

  Notice of Annual Meeting of Stockholders to be held on Thursday, May 13, 1999

   To the Stockholders:

  The Annual Meeting of Stockholders of Cordant Technologies Inc. (the "Company") will be held on Thursday, May 13, 1999, at the Company's principal offices, 15th floor, 15 W. South Temple, Salt Lake City, Utah, at 11:30 a.m. local time, to consider and vote upon:

  1. Election of three directors (see page 2);
  2. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999 (see page
     19); and
  3. Any other business that may properly come before the meeting.

  The close of business on March 19, 1999, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and to vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

  For a ten-day period prior to the date of the 1999 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the Company's principal offices, Suite 1600, 15 W. South Temple, Salt Lake City, Utah, and may be examined by any stockholder for any purpose germane to the meeting.

  March 26, 1999

  By Order of the Board of Directors,

  Edwin M. North
  Vice President and Corporate Secretary

CORDANT TECHNOLOGIES INC.
15 W. South Temple
Suite 1600
Salt Lake City, UT 84101-1532

PROXY STATEMENT AND SOLICITATION OF PROXIES

March 26, 1999

This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, May 13, 1999, and at any adjournment or postponement thereof (the "1999 Annual Meeting").

Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1999 Annual Meeting will be voted in accordance with stockholders' instructions on the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

On March 19, 1999, the record date for the 1999 Annual Meeting, there were 36,578,820 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

Pursuant to the amended and restated By-Laws of the Company ("By-Laws"), an inspector of election and an alternate have been appointed by the Board of Directors to serve at the 1999 Annual Meeting. In the event the inspector or the alternate shall not be present at the meeting, the chairman of the meeting shall appoint an inspector in advance of any voting at such meeting. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum for the transaction of business at the 1999 Annual Meeting. Under Delaware corporation law, abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1999 Annual Meeting, which means that abstentions, withheld votes and broker no-votes will not affect the election of the candidates. All other proposals, including the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote on the particular proposal at the 1999 Annual Meeting to pass. Therefore, abstentions as to a particular proposal will have the same effect as votes against such proposal and broker no-votes will not be counted as votes for or against such proposal, and will not be included in counting the number of votes necessary for approval of the proposal. The approximate mailing date of the Proxy Statement and proxy to stockholders is March 26, 1999.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, Internet, or telephone. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $5,000 plus expenses.

Stockholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling the toll-free telephone number or by using the Internet information as set forth on the proxy card. The telephone and Internet voting procedures are designed to authenticate Company stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk a stockholder's vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

1. ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven directors. By resolution, in accordance with the By-Laws of the Company, the Board of Directors' membership will be reduced from eleven to ten directors effective May 13, 1999 as the result of Charles S. Locke's retirement from the board. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1999 Annual Meeting Neil A. Armstrong, William O. Studeman and Donald C. Trauscht will stand for election as nominees for directors for a term to expire at the 2002 Annual Meeting.

If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. All nominees are presently serving as directors and have consented to being named herein and to serve if elected.

NOMINEES FOR DIRECTOR

Three-Year Term Expiring at the 2002 Annual Meeting

Neil A. Armstrong, age 68, became a director of the Company in October 1989. He serves as Chairman of AIL Systems, Inc., an electronics and systems company with sales primarily to the federal government. He is a director of Cinergy, Inc., Milacron Inc., RTI International Metals, Inc., and USX Corporation. He holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of Science degree in Aerospace Engineering from the University of Southern California.

William O. Studeman, age 59, was elected a director of the Company in January 1996. Admiral Studeman retired from the Navy in 1995 after a distinguished 33-year career that included serving as Deputy Director of Central Intelligence from 1992 until his retirement. Admiral Studeman is the Vice President and Deputy General Manager for Intelligence, TRW Systems and Information Technology Group of TRW Inc., an automotive, space, defense and information technologies company, and a director of Paracel Corporation. He holds a Bachelor of Arts degree from the University of the South and a Masters of Arts from George Washington University.

Donald C. Trauscht, age 65, was elected a director of the Company in August 1993. Since 1996 he has served as Chairman of BW Capital Corporation, a private investment company. From 1993 to 1995 he served as Chairman and Chief Executive Officer of Borg Warner Security Corporation, a supplier of security services. Mr. Trauscht joined Borg Warner in 1967 and in 1990 he became President of Borg Warner Corporation, a diversified manufacturer and service company. In 1992 he became Chairman and Chief Executive Officer of that company. He is a director of Blue Bird Corporation, Borg Warner Security Corporation, Wynn's International Company, ESCO Electronics Corporation, Baker-Hughes Inc., and Hydac International Corporation. Mr. Trauscht holds a Bachelor of Science degree from St. Mary's University and a Master of Business Administration from the University of Chicago.

The Board of Directors recommends a vote FOR the nominees.

DIRECTORS CONTINUING IN OFFICE

Three-Year Term Expiring at the 2001 Annual Meeting

Edsel D. Dunford, age 63, was elected a director of the Company in January 1995. He served as President and Chief Operating Officer of TRW Inc., a manufacturer of automotive, space, defense and information technology, from 1991 until his retirement in December 1994. He served as Executive Vice President and General Manager of TRW Space and Defense Business from 1987 to 1991. Mr. Dunford is a director of Cooper Tire & Rubber Company, Howmet International Inc., and National Steel Corporation, and is a trustee at the University of California at Los Angeles. Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

Robert H. Jenkins, age 56, was elected a director of the Company in October 1998. He is the Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation, a position held since 1997. From 1995 to 1997 he was the President and Chief Executive Officer of Sundstrand. From 1990 to 1995 he was Executive Vice President of Illinois Tool Works Inc., a diversified manufacturing company. Sundstrand designs and manufactures proprietary technology-based components and subsystems serving world industrial and aerospace markets. He is a director of Sundstrand Corporation, AK Steel Holding Corporation and Solutia, Inc. Mr. Jenkins holds a Bachelor of Science degree from the University of Wisconsin.

James R. Wilson, age 58, has served as Chairman of the Board, President and Chief Executive Officer of the Company since October 1995, and served as President and Chief Executive Officer from October 1993 to October 1995. He has served as a director of the Company since October 1993. He joined the Company in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Mr. Wilson is a director of The BFGoodrich Company, Cooper Industries, Inc., First Security Corporation and Howmet International Inc., and is a member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

Three-Year Term Expiring at the 2000 Annual Meeting

Michael P.C. Carns, age 61, was elected a director of the Company in January 1995. General Carns retired as Vice Chief of Staff of the United States Air Force in 1994 with 36 years of distinguished military service. General Carns is President and Executive Director of the Center of International Political Economy, a policy research group, and is a director of Mission Research Corporation, and is a member of the Board of Trustees of the Monterey Institute of International Studies. He holds a Bachelor of Science degree from the United States Air Force Academy and a Masters of Business Administration from Harvard University.

Steven G. Lamb, age 42, was elected a director of the Company in August 1998. He is the President and Chief Operating Officer of Case Corporation, a manufacturer of farm and light to medium size construction equipment, a position held since 1997. Joining Case in 1993, he served in various executive positions including Executive Vice President and Chief Operating Officer. Mr. Lamb holds a Bachelor of Science degree from the United States Military Academy and a Masters of Business Administration from Harvard University.

David J. Lesar, age 45, was elected a director of the Company in August 1998. He is the President and Chief Operating Officer of Halliburton Company, a global energy, engineering and services company, a position held since 1997. Joining Halliburton in 1993, he held various executive positions including Executive Vice President and Chief Financial Officer. Prior to joining Halliburton, Mr. Lesar was a Partner with Arthur Andersen LLP. Mr. Lesar holds a Bachelors of Science degree and Masters of Business Administration from the University of Wisconsin.

D. Larry Moore, age 62, was elected a director of the Company in June 1997. He is the retired President and Chief Operating Officer of Honeywell, Inc., an electronic automation and control systems manufacturer, a position held from April 1993 to June 1997. Joining Honeywell in 1986, he served in various executive positions including Executive Vice President and Chief Operating Officer from 1990 to 1993. Dr. Moore is a director of Geon Company, Howmet International Inc., and Reynolds Metals Company. Dr. Moore holds a Doctorate in Economics from Arizona State University and Bachelor of Science degree and Masters of Business Administration from the University of Arizona.

Committees of the Board

During 1998, the Board of Directors reorganized the Committees of the Board and amended the Committee Charters. A Finance Committee was added, increasing the number of Board Committees to these five: Audit, Compensation and Management Development, Nominating and Board Governance, Finance and Executive Committees.

The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements, reviews the fees charged for such audits and for any special assignments given the independent auditors and appraises the independence and general performance of the independent auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses and the implementation of management's responses; issues arising under the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' and the internal auditors' examinations. The Committee receives any reports pursuant to the Private Securities Litigation Reform Act of 1995 of independent auditors with respect to illegal acts that have been detected or otherwise come to its attention. Also, the Committee annually meets with the Senior Vice President and General Counsel to assess the adequacy and effectiveness of corporate policies, procedures and monitoring compliance with legal and regulatory requirements. Members of this Committee appointed by the Board in October 1998 are Messrs. Donald C. Trauscht (Chairman), Neil A. Armstrong, Michael P.C. Carns, David J. Lesar, and William O. Studeman. The Committee met three times and took action by written unanimous consent one time during calendar year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee.

The Compensation and Management Development Committee annually reviews and reports to the Board on the Chairman of the Board, President and Chief Executive Officer's performance. The Committee makes recommendations to the Board with respect to the creation and amendment of compensation, retirement and other benefit plans of the Company and its subsidiaries. The Committee reviews and approves the Company's executive compensation policies and reviews and approves the compensation actions for the Chairman of the Board, President and Chief Executive Officer, Executive Officers and other key employees. The Committee administers the Company's short and long-term executive bonus programs, including the approval of performance goals, and the stock option and awards plans. The Committee reviews and approves the Committee's report for the proxy statement, retains outside compensation consultants, and determines the Company's policy concerning the deductibility of the Company's compensation under the Internal Revenue Code. Members of the Committee appointed by the Board in October 1998 are Messrs. Charles S. Locke (Chairman), Edsel D. Dunford, Robert H. Jenkins, D. Larry Moore, and Donald C. Trauscht. The Committee met four times during calendar year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth below.

The Nominating and Board Governance Committee reviews the size, structure, and composition of the Board, identifies and evaluates criteria for selecting directors, evaluates individuals for potential membership on the Board, including nominees, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to stockholders for election to the Board at the annual meetings of stockholders and makes recommendations to the Board regarding Committee structures and responsibilities. The Committee also reviews and makes recommendations to the Board as to the compensation and benefits of non-employee directors and Board committee members. Periodically, the Committee will report to the

Board on the assessment of the effectiveness of the Board's performance. Members of the Committee appointed by the Board in October 1998 are Messrs. Edsel D. Dunford (Chairman), Robert H. Jenkins, Steven G. Lamb, Charles S. Locke, and D. Larry Moore. The Committee met three times and took action by written unanimous consent two times during calendar year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee.

The Finance Committee makes recommendations to the Board regarding the planning of the capital structure of the Company and the raising of long-term capital including the incurrence or redemption of long-term debt. The Committee will make recommendations to the Board regarding dividend policy and the issuance or repurchase of the Company's capital stock. The Committee will act and report to the Board regarding the appointment or changes of investment managers, trustees, actuaries, or administrative committees and changes in investment guidelines or actuarial assumptions with respect to the Company's pension and savings plans. Annually, the Committee will review and report to the Board with respect to the actuarial assumptions of the Company's retirement plans and investment performance of the Company's retirement and savings plans. The Committee will also approve material hedging transactions and review the Company's corporate income tax practices and investments of cash reserves. Members of the committee are D. Larry Moore (Chairman), Steven G. Lamb and David J. Lesar. The Committee, which became operative in October 1998, held one meeting during calendar year 1998 that all members attended.

The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences and other terms of any of its preferred stock), authorize the issuance of stock, declare dividends, adopt an agreement of merger or consolidation, adopt a certificate of ownership and merger under Delaware law, or recommend to Company stockholders the sale, lease or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution. Members of this Committee appointed by the Board in October 1998 are Messrs. James R. Wilson (Chairman), Edsel D. Dunford, Charles S. Locke, and Donald C. Trauscht. The Committee met one time, which all members attended, and took action by written unanimous consent three times during calendar year 1998.

Board Meeting Attendance and Compensation of Directors

The Company's Board of Directors met five times during calendar year 1998. All directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

During 1998, Board compensation practices were reviewed with the assistance of an independent compensation consultant with respect to providing compensation at levels to meet competitive conditions for the retention and recruitment of qualified individuals to serve as directors on the Company's Board of Directors. As the result of this review, the Board compensation program was amended effective July 1, 1998, providing that an annual retainer of $20,000 be paid to directors in the form of restricted stock grants. This is intended to align a portion of a directors' compensation with the performance of the Company's common stock. At the October 1998 Annual Meeting, stockholders approved amendments to the Company's Amended and Restated 1996 Stock Awards Plan permitting such restricted stock grants to be made from the Plan. The stock-based retainer is made in addition to the Company's annual $30,000 cash retainer paid to non-employee directors. A fee of $1,000 and travel expenses is paid for each meeting attended. Effective July 1, 1998, committee chairmen also receive an annual retainer of $3,000. Directors who are employees of the Company receive no compensation for their services as directors. Mr. James R. Wilson is the only employee serving as a director.

The Company maintains a Deferred Fees Plan under which non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. Under the Plan, directors may defer their directors' fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments (similar to interest), and amounts credited to the phantom stock account are credited with amounts reflecting the change in the price of the Company's common stock and payment of dividends. All distributions of a director's cash or phantom stock account are made only in cash. Edsel D. Dunford, Charles S. Locke, and D. Larry Moore participate in the Plan's cash account and Robert H. Jenkins participates in the phantom stock account. Two retired directors with an interest in the Plan are receiving benefits.

The Company's director restricted stock grants are made contingent upon a director remaining a member of the Board of Directors. The shares do not vest until the director's retirement or in the event of disability or death or change in control of the Company. In the event a director resigns from the board or otherwise elects not to stand for election as a director, the restricted shares granted to such director are forfeited unless 80 percent of the Board of Directors then in office, with the affected director abstaining, otherwise takes formal action to waive such forfeiture. During the tenure of such director's service on the board, the shares are restricted with respect to transferability, assignability or encumbrance, and such restrictions are only released upon the director's retirement, death or disability unless otherwise waived by formal action by the Board of Directors, as described above. During such time as the restrictions apply to the Company's common stock granted to the director, the director has voting rights and receives dividends and other distributions or adjustments on such common stock. The number of shares of director restricted stock granted to each non-employee director is calculated by dividing the average of the high and low New York Stock Exchange price on the first trading day of July into the $20,000 stock retainer with each fractional share rounded up to the next whole share.

Director Retirement at Age 70

The By-Laws of the Company provide that, among other qualifications to serve as a director, a person must not have attained the age of seventy years. The By-Laws further provide that whenever any director shall cease to be qualified to serve as a director, his term shall expire, but he shall continue to serve until his successor is elected and qualified; provided, however, that no director's term shall so expire if the Board of Directors waives such qualification.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of December 31, 1998, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

-------------------------------------------------------------------------------
Name and Address            Amount of Nature                         Percent of
of Beneficial Owners        of Beneficial Ownership(/1/)             Class
-------------------------------------------------------------------------------
FMR Corp.                   Aggregate Amount:              3,632,180    9.96
82 Devonshire Street        Sole Voting Power(/2/):          178,300
Boston, Massachusetts       Shared Voting Power:                   0
02109                       Sole Dispositive Power:        3,632,180    9.96
                            Shared Dispositive Power:              0

Mellon Bank Corporation     Aggregate Amount:              1,874,456    5.14
One Mellon Bank Center      Sole Voting Power:             1,601,259    4.39
Pittsburgh, Pennsylvania    Shared Voting Power(/2/):        122,625
15258                       Sole Dispositive Power:        1,720,151    4.72
                            Shared Dispositive Power(/2/):   124,025


Morgan Stanley Dean Witter
& Co.                       Aggregate Amount:              1,833,884    5.03
1221 Avenue of the          Sole Voting Power:                     0
Americas                    Shared Voting Power:           1,554,982    4.26
New York, New York 10020    Sole Dispositive Power:                0
                            Shared Dispositive Power:      1,833,884    5.03

--------------------------------------------------------------------------------

(/1/) As reported on Schedule 13G.
(/2/) Less than 1%.

The following table shows the Company's common stock beneficially owned as of March 26, 1999, by each director and nominee for director and each of the Executive Officers named in the table on page 8, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers by the Board of Directors). Unless otherwise indicated in the footnotes, each named person and member of the group has sole voting and investment power with respect to the shares shown.

Security Ownership of Directors and Executive Officers

----------------------------------------------------------------------------
Name                                   Shares  Beneficially Owned(/1/),(/2/)
----------------------------------------------------------------------------
Neil A. Armstrong                                       2,828(/3/)
----------------------------------------------------------------------------
Michael P.C. Carns                                        946(/3/)
----------------------------------------------------------------------------
Richard L. Corbin                                      74,316
----------------------------------------------------------------------------
Robert L. Crippen                                      23,834
----------------------------------------------------------------------------
Edsel D. Dunford                                       12,428(/3/)
----------------------------------------------------------------------------
Robert H. Jenkins                                         528(/5/)
----------------------------------------------------------------------------
Steven G. Lamb                                            510(/4/)
----------------------------------------------------------------------------
David J. Lesar                                            510(/4/)
----------------------------------------------------------------------------
Charles S. Locke                                        5,552(/3/)
----------------------------------------------------------------------------
James E. McNulty                                       99,563
----------------------------------------------------------------------------
D. Larry Moore                                          1,428(/3/)
----------------------------------------------------------------------------
William O. Studeman                                       828(/3/)
----------------------------------------------------------------------------
Donald C. Trauscht                                      1,228(/3/)
----------------------------------------------------------------------------
James R. Wilson                                       346,078
----------------------------------------------------------------------------
Bruce M. Zorich                                         2,666
----------------------------------------------------------------------------
All directors, nominees and Executive
 Officers as a group
 (19 persons, including those named).                 652,575
----------------------------------------------------------------------------

(/1/) Reflects two-for-one stock split paid as a stock dividend in March 1998. (/2/) Includes shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Corbin 66,866; Crippen 21,666; McNulty 87,666; Wilson 324,633; Zorich 2,666; and all directors, nominees and Executive Officers as a group 570,779 shares.
(/3/) Including 428 shares contingently granted July 1, 1998, pursuant to the
      Directors' Restricted Stock Program.
(/4/) Represents 510 shares contingently granted August 20, 1998, pursuant to the Directors' Restricted Stock Program.
(/5/) Represents 528 shares contingently granted October 22, 1998, pursuant to the Directors' Restricted Stock Program.

No individual's beneficial holdings total more than one percent of the outstanding shares; the holdings of the group represent 1.8 percent of the outstanding shares with respect to the most recently concluded fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge based on review of copies of such forms furnished to the Company and written representations, all Forms 3, 4, and 5 required by
Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The Summary Compensation Table sets forth the compensation for the six month transition period July 1 to December 31, 1998 (1998T) reflecting changes in the Company's fiscal year-end and for the fiscal years ended June 30, 1998, 1997, and 1996. The Summary Compensation Table sets forth the compensation for both long-term and short-term, for services in all capacities earned by those individuals who were as of December 31, 1998, (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company.

Summary Compensation Table(/1/)

                        --------------------------------            ----------------------------------------------------
                        Annual Compensation                         Long-Term Compensation
                                                                    ---------------       ------------------------------
                                                                    Awards                Payouts
------------------------------------------------------------------------------------------------------------------------
Name and                Year  Salary   Bonus(/2/) Other Annual      Securities Underlying LTIP         All Other
Principal Position                                Compensation(/3/) Options/ SARs #       Payouts(/4/) Compensation(/5/)
------------------------------------------------------------------------------------------------------------------------
James R. Wilson         1998T $350,000  $490,000       $     0             50,000           $     0          $   0
 Chairman of the Board, 1998   575,000   792,750             0             40,000           425,000          4,525
 President and Chief    1997   540,000   583,000             0             70,000           850,000          4,800
  Executive             1996   500,000   330,860             0             70,000           283,271          4,750
 Officer

------------------------------------------------------------------------------------------------------------------------
Richard L. Corbin       1998T  157,500   157,500             0             16,100                 0          1,494
 Executive Vice         1998   255,000   250,000             0              8,000           168,000          4,006
  President             1997   235,000   209,250             0             15,000           336,000          4,650
 and Chief Financial    1996   225,000   124,454             0             15,200                 0          4,725
  Officer


------------------------------------------------------------------------------------------------------------------------
Robert L. Crippen       1998T  150,000   148,500             0             16,100                 0          2,100
 Vice President,        1998   290,000   286,260             0              8,000                 0          6,002
  President             1997   160,417   150,000             0             19,000                 0            423
 Thiokol Propulsion     1996         0         0             0                  0                 0              0


------------------------------------------------------------------------------------------------------------------------
James E. McNulty        1998T  150,000   150,000             0             16,100                 0          1,250
 Executive Vice         1998   250,000   243,750       190,234              8,000           146,300          5,875
 President Human        1997   225,000   198,450       324,884             15,000           274,000          4,770
 Resources and          1996   207,000   102,000             0             13,400           178,072          4,680
 Administration
------------------------------------------------------------------------------------------------------------------------
Bruce M. Zorich         1998T  137,500   137,500             0             16,100                 0          3,363
 Vice President         1998   255,962   215,000             0              8,000                 0              0
 President, Huck        1997   199,487   180,000             0              6,000                 0              0
  International,        1996   163,439         0             0             13,000                 0              0
 Inc.
------------------------------------------------------------------------------------------------------------------------

(/1/) During 1998, the Company changed its fiscal year-end from June 30 to December 31. Executive compensation for the six-month transition period July 1 to December 31, 1998 is shown as 1998T.
(/2/) Bonuses accrued under the Company's Key Executive Bonus Plan are paid after the fiscal year in which they are accrued.
(/3/) Amounts paid to Mr. McNulty represent Supplemental Cash Payments made upon the exercise of stock options pursuant to stock options granted prior to fiscal year 1992. Such payments reflect tax gross-up amounts pursuant to the terms of the stock options granted. There are no stock options remaining unexercised that contain a tax gross-up supplemental payment.

(/4/) The fiscal 1998 LTIP payouts were made in August 1998 from the Company's
      Key Executive Long-Term Incentive Plan for the plan period July 1, 1995 through June 30, 1998. The fiscal 1997 and 1996 LTIP Payouts were made, respectively, in August of the subsequent fiscal year, with regard to the three-year Plan periods ending June 30, 1997 and June 30, 1996. Messrs. Crippen and Zorich participate in the Plan, but will not be eligible for plan benefits prior to completion of the three-year Plan period ending June 30, 1999. LTIP payments are made 50 percent in cash and 50 percent Company common stock valued at market on June 30. Reflecting the two-for-one stock split paid as a stock dividend in March 1998, Messrs. Wilson and McNulty received 3,744 and 2,430 shares, respectively, in 1996 and Messrs. Wilson, Corbin, and McNulty received 7,548, 3,078, and 2,080 shares, respectively, in 1997. Messrs. Wilson, Corbin, and McNulty received 2,209, 1,172, and 861 shares, respectively, in 1998.
(/5/) The amounts are the Company's matching contributions on behalf of each named individual under the Company's Employee Retirement Savings and Investment Plan, a 401(k) plan. Amounts deferred are included in Salary compensation.

Stock Option Grants in 1998T

The table below shows the Company's stock option grants to the named Executive Officers in 1998T reflecting the six month transition period. The 1996 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation and Management Development Committee to grant stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's common stock.

Option/SAR Grants In 1998T

                   ---------------------------------------------------- ----------------------------------
                   Individual Grants(/1/)                               Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock
                                                                        Price
                                                                        Appreciation for Option Term(/2/)

-------------      ---------------------------------------------------- ----------------------------------
Name               Number of    Percent of Total Exercise or Expiration 5%               10%
                   Securities   Options/SARs     Base Price  Date
                   Underlying   Granted to       Per
                   Options/SARs Employees in     Share
                   Granted (#)  Fiscal Year
----------------------------------------------------------------------------------------------------------
James R. Wilson       50,000         16.71         $39.25     8/20/08   $      1,236,375 $      3,120,375
----------------------------------------------------------------------------------------------------------
Richard L. Corbin     16,100          5.38          39.25     8/20/08            398,113        1,004,761
----------------------------------------------------------------------------------------------------------
Robert L. Crippen     16,100          5.38          39.25     8/20/08            398,113        1,004,761
----------------------------------------------------------------------------------------------------------
James E. McNulty      16,100          5.38          39.25     8/20/08            398,113        1,004,761
----------------------------------------------------------------------------------------------------------
Bruce M. Zorich       16,100          5.38          39.25     8/20/08            398,113        1,004,761
----------------------------------------------------------------------------------------------------------

(/1/) All stock option grants are issued at market value on the date of grant.
      Options issued August 20, 1998 and subsequent thereto are exercisable in an increment of one third each year of a three year vesting period. Options issued prior to August 21, 1997 became exercisable one year after the date of grant. All options have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death or disability. For Executive Officers named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined on page 14 under the section Termination of Employment and Change of Control Agreements.
(/2/) No gain will be realized by an optionee without an increase in the price of the Company's common stock that will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain over the ten-year option period would increase the total value of the Company's outstanding common stock by $901.8 million and $2,275.9 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributable to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this table is provided solely for illustrative purposes only in compliance with rules promulgated by the Securities and Exchange Commission.

Stock Options Exercised During 1998T

The following table presents information regarding the exercise of options held by the named Executive Officers during 1998T reflecting the six month transition period, to purchase shares of the Company's common stock and the value of unexercised stock options.

Aggregated Option/SAR Exercises in 1998T and Year-End Option/SAR Values

-------------------------------------------------------------------------------------------
                                                Number of Securities   Value of Unexercised
                                                Underlying Unexercised In-the-Money
                                                Options/SARs           Options/SARs at
                                                at Year-End            Year-End(/1/)
                                                (#)                    ($)
-------------------------------------------------------------------------------------------
Name               Shares Acquired Value        Exercisable/           Exercisable/
                   On Exercise (#) Realized ($) Unexercisable          Unexercisable
-------------------------------------------------------------------------------------------
James R. Wilson            0             0          324,633/76,667           $6,984,242/$0
-------------------------------------------------------------------------------------------
Richard L. Corbin          0             0           66,866/21,434             1,420,800/0
-------------------------------------------------------------------------------------------
Robert L. Crippen          0             0           21,666/21,434               266,593/0
-------------------------------------------------------------------------------------------
James E. McNulty           0             0           87,666/21,434             2,057,717/0
-------------------------------------------------------------------------------------------
Bruce M. Zorich            0             0            2,666/21,434                     0/0
-------------------------------------------------------------------------------------------

(/1/) Value is calculated based on the average closing New York Stock Exchange price of the Company's common stock as of December 31, 1998, minus the option exercise price.

Long-Term Compensation

The following table sets forth information concerning the named Executive Officers participating in the Company's Key Executive Long-Term Incentive Plan for 1998T for the 2.5-year Plan period beginning July 1, 1998, and ending December 31, 2000.

Long-Term Incentive Plan Awards in 1998T


---------------------------------                   -------------------------
Name                               Performances or
                                   Other Period     Estimated Future Payouts
                                   Until Maturation under Non-Stock Price-
                                   or Payout        Based Plans (/1/)
                                                    -------------------------
                                                    $         $       $
                                                    Threshold Target  Maximum
-----------------------------------------------------------------------------
James R. Wilson                       2.5 Years      87,500   350,000 700,000
-----------------------------------------------------------------------------
Richard L. Corbin                     2.5 Years      33,469   133,875 267,750
-----------------------------------------------------------------------------
Robert L. Crippen                     2.5 Years      31,875   127,500 255,000
-----------------------------------------------------------------------------
James E. McNulty                      2.5 Years      31,875   127,500 255,000
-----------------------------------------------------------------------------
Bruce M. Zorich                       2.5 Years      29,219   116,875 233,750
-----------------------------------------------------------------------------

(/1/) Awards under the Company's Key Executive Long-Term Incentive Plan are based on attainment of predetermined goals for earnings per share and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan bonus opportunities for Mr. Crippen have been set on the attainment of certain financial and performance targets to be achieved with respect to the management of Thiokol Propulsion and the RSRM Shuttle Contract. The Plan provides that bonus payments be paid in a combination of cash and stock. Estimated future payouts are for the fiscal year 1998T Plan Period. The Plan's 2.5-year performance period, rather than the normal three-year period, reflects the change in the Company's fiscal year-end from June 30 to December 31. The threshold, target and maximum bonus opportunities for the bonus performance period being July 1, 1998 through December 31, 2000 have been prorated 50 percent by the Compensation Committee as the result of the Plan's 2.5-year transition period to the December 31 fiscal year-end. The Plan provides that the target bonus award at the beginning of each three-year Plan period beginning July 1, 1997 and the 2.5-year Plan period beginning July 1, 1998 and ending December 31, 2000, resulting from the transition to the December 31 fiscal year-end, be stated 50 percent in cash and 50 percent in Company common stock. The common stock is contingently granted subject to forfeiture if the Plan's target bonus goals are not achieved during the Plan period. The number of shares in the contingent grant is determined by dividing the 50 percent of the target bonus opportunity by the average New York Stock Exchange stock price on the first trading day of the beginning of each Plan period. The contingent shares granted July 1, 1998 to Messrs. Wilson, Corbin, Crippen, McNulty, and Zorich were 3,704, 1,417, 1,349, 1,349 and 1,237, respectively. The threshold, target and maximum bonus opportunities set forth in the table reflect the combined value of the cash and stock at the beginning of the performance period.

The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 65 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved. The bonus opportunities are paid 50 percent in cash and 50 percent in Company common stock.

Retirement Plan

The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

Pension Plan Table

                                     ----------------------------
              Years of Service
-----------------------------------------------------------------
Remuneration  15      20      25      30      35        40
-----------------------------------------------------------------
$  200,000     55,681  76,241  97,301 118,362   139,422   154,222
-----------------------------------------------------------------
   400,000    115,081 157,441 200,801 244,162   287,522   317,122
-----------------------------------------------------------------
   600,000    174,481 238,641 304,302 369,962   435,622   480,022
-----------------------------------------------------------------
   800,000    233,881 319,841 407,801 495,762   583,722   642,922
-----------------------------------------------------------------
 1,000,000    293,281 401,041 511,301 621,562   731,822   805,822
-----------------------------------------------------------------
 1,500,000    441,781 604,041 770,051 936,062 1,102,072 1,213,072
-----------------------------------------------------------------

As of December 31, 1998, the named Executive Officers had the following credited service for determining pension benefits: James R. Wilson, 9.6 years; Richard L. Corbin, 4.8 years; Robert L. Crippen, 2.2 years; and James E. McNulty, 9.6 years.

Except for Bruce M. Zorich, all of the Executive Officers named in the Summary Compensation Table participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Executive Officers of the Company retire at age
65. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also Messrs. Wilson, Corbin, Crippen, and McNulty participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code of 1986 (the "Code"), the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting and payment in the event of a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Corbin, Crippen and McNulty participate in the SERP.

The Company may elect to fund and secure all or a part of the Excess Benefit Plan and SERP benefits through the use of a "Rabbi" Trust meeting the Code requirements. All such funding is subject to the claims of the Company's creditors.

Bruce M. Zorich participates in the Huck International, Inc. Personal Retirement Account Plan ("PRA"), a cash balance plan, providing benefits based on age and salary. Mr. Zorich's estimated annual retirement benefit at age 65 is $33,345. Mr. Zorich also participates in the Huck International, Inc. Excess Benefit Plan for Selected Employees ("Plan") which is designated to provide supplemental benefits in addition to the PRA benefits. Mr. Zorich's estimated Plan benefit payable from the Excess Benefits Plan in the form of a lump sum at age 65 is $969,309.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

The Company has entered into change of control employment agreements with Messrs. Wilson, Corbin, Crippen, McNulty, Zorich and certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change of control as defined by the agreements, including the following events: (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board" as defined in the agreements; (iii) reorganization, merger or consolidation of the Company; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control or the Company terminates the executive's employment "without cause" (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus and highest annual bonus plus service and earnings credits under any Company retirement plan which would have been earned during the employment period and the continuance of fringe benefits during the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Code and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in
Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements including the SERP or excess plan benefits and excise tax gross-up for Messrs. Wilson, Corbin, Crippen, McNulty and Zorich are $12.9, $4.6, $5.5, $4.3, and $1.8 million, respectively.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

The Committee's Compensation Policy is designed to provide a competitive compensation program to attract, retain, motivate and reward talented individuals as Executive Officers and as key employees of the Company. The key executive compensation programs are administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term cash and stock based incentives, benefits and perquisites. Compensation grades, ranges and midpoints adopted by the Committee are set based upon nationally recognized compensation surveys: (i) the Hewitt Management Compensation Survey 777 consisting of 316 companies; and (ii) Towers Perrin Compensation Data Bank consisting of 710 companies. The Committee also considers the compensation of peer group companies. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit exceeds targets set by the Committee. Annual incentives are related to the Company and operating unit performance and individual achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. Stock-based incentives are designed to align the results achieved for stockholders in share price performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance, achievement of strategic goals, and the Company's stock performance. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively and the Company's share price reflected in stock based compensation awards.

During 1998, the Committee reviewed the Company's compensation structure. The Committee considered the size of the Company, reflecting the acquisition of the controlling interest and consolidation of Howmet and the acquisition of Jacobson Mfg. Co. Inc., an industrial fastener company. The Committee also reviewed management performance and the competitive market conditions for recruiting and retaining experienced senior executives. As the result of this review, the Committee deemed that base salary adjustments were warranted for the Chief Executive Officer and certain other senior executives. The Committee also considered needed compensation plan administration adjustments such as in the setting of bonus targets, payouts and timing of the beginning and ending of bonus and bonus plan performance periods to reflect the transition in the Company's fiscal year-end from June 30 to December 31.

The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer, the Executive Officers, and other key employees are as follows:

Base Annual Salary

Base annual salaries are set against one of seven established salary grades reflecting the position, duties and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and other key employees.

Annual Bonus Program

The Key Executive Bonus Plan provides annual cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus amount is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. Subject to Committee review and approval, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants. The Plan permits Committee discretion in adjusting incentives for Plan participants (as well as penalties for non-achievement) of certain predetermined qualitative strategic, operating, and financial goals not necessarily tied to earnings of the Company ("Strategic Goals").

The Plan also permits the Committee to designate employees, including Executive Officers, as special participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments.

Annual bonuses paid during fiscal year 1998 reflect the level of earnings achieved for corporate or operating unit Plan participants and achievement of strategic goals against Target Bonus Goals set by the Committee prior to the changes in the Company's fiscal year-end to December 31. All Executive Officers, including the Chief Executive Officer, named in the Summary Compensation Table earned bonuses from the Plan.

For the transition to the December 31, 1998 fiscal year-end, the Committee established six-month transitional target bonus goals to be achieved by designated Plan participants including the named Executive Officers. Bonuses earned and accrued for the six-month transition period ending

December 31, 1998 have been prorated by the Committee to reflect the transition period. The accrued bonuses were paid during February 1999. Beginning with January 1, 1999, the Committee will administer the annual bonus plan on a calendar year basis.

Long-Term Incentive Plan

The Key Executive Long-Term Incentive Plan is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes payment of incentive bonuses based on achievement of financial goals for the Company and its operating units predetermined by the Committee at the beginning of each three-year Plan period. The Plan provides that 50 percent of the Target Bonus opportunity, ranging from 65 percent to 100 percent of base annual compensation, be awarded in cash and 50 percent in shares of the Company common stock. The number of shares of Company common stock awarded is determined at the beginning of each three-year Plan period. For Executive Officers, including the Chief Executive Officer, who are not operating unit managers, the financial goals are based on earnings per share growth and return on total capital of the Company. Except for Mr. Crippen, for each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit. Mr. Crippen's goals are specific with respect to management objectives for Thiokol Propulsion and the RSRM Contract. Messrs. Wilson, Corbin and McNulty have earned bonuses from the Plan. Robert L. Crippen and Bruce M. Zorich will be eligible for a bonus payment, if earned, for the Plan period ending June 30, 1999.

To reflect the change in the Company's fiscal year-end, the Committee adopted a transition Plan period of 2.5 years instead of the usual three years beginning July 1, 1998 and ending December 31, 2000. The Target Bonus Opportunity, threshold and maximum bonus opportunities, including the contingent stock grants, have been prorated to 50 percent of the Plan's normal target thresholds. Beginning January 1, 1999, long-term incentive compensation-based programs' administration cycle will be on a calendar year basis.

Stock Options

The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to affect the future performance of the Company is an integral part of the compensation package. The Company's 1989 and 1996 Stock Awards Plans approved by stockholders, authorize the Committee to grant stock options, stock appreciation rights, shares of restricted stock and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade and stock price. Stock options are granted for a period of ten years and vest over a three-year period.

Stock Ownership Guidelines

With the objective of more closely aligning the financial interests of the Company's executives to the performance of the Company's stock, the Committee has adopted stock ownership guidelines for the Chief Executive Officer and senior executives who are his direct reports.

Perquisites

The Committee reviews annually the Executive Officers', including the Chief Executive Officer's, perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

The 1998T compensation for Mr. James R. Wilson, Chairman of the Board, President and Chief Executive Officer, consisted of a base annual salary, an annual bonus, long-term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

The Committee has determined Mr. Wilson's salary grade and salary range based on his position as Chairman of the Board, President and Chief Executive Officer using the salary data described above. Considering the financial performance of the Company, size of the Company resulting from acquiring the controlling interest in Howmet, recent acquisitions increasing the size of Huck International, the size of the Company compared to other aerospace and industrial manufacturing companies and the industries and markets the Company serves, the Committee increased Mr. Wilson's base compensation, effective July 1, 1998 from $575,000 to $700,000.

Pursuant to the terms of the Key Executive Bonus Plan during the fiscal year-ended June 30, 1998, Mr. Wilson received an annual bonus award of $792,750 or 200 percent of his Target Bonus Opportunity (the maximum bonus award under the Plan). This payment reflects the period July 1, 1997 through June 30, 1998 and the bonus goals set by the Committee before the change in the Company's fiscal year-end. For the six-month transition period from July 1, 1998 to December 31, 1998, Mr. Wilson earned a bonus of $490,000 or 200 percent of his target bonus opportunity which was paid during February 1999. The bonuses reflect the achievement of the maximum earnings per share goal and subjectively measured qualitative goals under the Plan as reviewed and approved by the Committee for each bonus period.

Mr. Wilson's 1998 Key Executive Long-Term Incentive Plan bonus payment of $425,000 represents the achievement of return on capital financial goals exceeding the target goals established at the beginning of the three year plan period beginning July 1, 1995 and ending June 30, 1998. This bonus payment was paid 50 percent in cash and 50 percent in Company common stock based on the market price on June 30, 1998. Mr. Wilson has been designated a participant in the Key Executive Long-Term Incentive Plan for the plan period beginning July 1, 1998 and ending December 31, 2000.

Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company and its operating units through June 30, 1998 and the transition period from July 1, 1998 to December 31, 1998 reflecting the change in the Company's fiscal year-end to December 31. The Committee considered the accomplishments achieved as the result of strategic actions taken to reposition the Company in commercial markets reducing the Company's dependence on federally funded defense and aerospace programs, the acquisition of the controlling interest of Howmet and the acquisition of Jacobson. During the restated fiscal year, January 1, 1998 through December 31, 1998, the Company's sales increased 127 percent, from $1.1 to $2.4 billion and net income increased 59 percent from $89.5 to $142.0 million.

1993 Tax Act Compensation Limits

Section 162(m) of the Code restricts the tax deductibility for certain non-formula performance based executive compensation exceeding $1 million in a year. Mr. Wilson's compensation exceeded the $1 million compensation limit for calendar year 1998. To the extent that such compensation in excess of the $1 million limit does not meet the performance based compensation requirements, the Company may not receive the benefit of a corresponding tax deduction. The Committee has determined that retaining the flexibility to determine all or part of the criteria for the Executive Officer incentive compensation awards outweighs the tax benefit of the corresponding tax deduction that might otherwise have been received for such compensation meeting Code requirements.

Compensation and Management Development Committee

Charles S. Locke, Chairman
Edsel D. Dunford
Robert H. Jenkins
D. Larry Moore
Donald C. Trauscht

The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act") except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative stockholder return on the common stock of the Company for the five-year period beginning January 1, 1994, and ending December 31, 1998, as measured against (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Aerospace and Defense Index.

The returns shown assume that $100 was invested in the Company's common stock and in each of the two indices starting on January 1, 1994. The returns shown also assume that all dividends paid during the five-year period were reinvested. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past performance is no guarantee of future results.


                          [LINE GRAPH APPEARS HERE]

                                      1/94   12/94  12/95  12/96  12/97  12/98
                                     ------- ------ ------ ------ ------ ------
Cordant Technologies Inc...........  $100.00 107.94 133.99 179.79 329.81 307.36
Standard & Poor's 500 Index........  $100.00 101.30 139.25 171.38 228.36 294.00
Standard & Poor's Aerospace/Defense
 Index.............................  $100.00 108.17 179.01 239.44 246.34 188.84

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending December 31, 1999. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1999 Annual Meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

Ernst & Young was the Company's independent auditors for calendar year 1998 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during 1998 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension, savings and welfare plan audits. Ernst & Young are also the auditors for Howmet International Inc., 84.65 percent owned by the Company.

Representatives of Ernst & Young are expected to be present at the 1999 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for calendar year 1998.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1999 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

For business to be properly brought before the next annual stockholders' meeting by a stockholder, in accordance with the By-Laws of the Company, advance written notice must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than February 14, 2000 and no later than March 15, 2000.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Stockholder proposals intended for the proxy statement for the 2000 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than November 26, 1999.

ANNUAL REPORT AND FORM 10-K

The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Cordant Technologies Inc. Summary Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Director of Investor Relations, Cordant Technologies Inc., 15 W. South Temple, Suite 1600, Salt Lake City, Utah 84101.

By Order of the Board of Directors,

Edwin M. North
Vice President and Corporate Secretary

Salt Lake City, Utah

March 26, 1999

FINANCIAL INFORMATION

Management's Report on Financial Statements                               F-2
Report of Ernst & Young LLP, Independent Auditors                         F-3
Consolidated Statements of Income                                         F-4
Consolidated Statements of Cash Flows                                     F-5
Consolidated Balance Sheets                                               F-6
Consolidated Statements of Stockholders' Equity                           F-8
Notes to Consolidated Financial Statements                                F-9
Management's Discussion and Analysis of Financial Condition and Results
 of Operations                                                           F-30
Selected Financial Data                                                  F-50

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

Management has prepared, and is responsible for, the consolidated financial statements and all related financial information contained in this report to stockholders and Board of Directors included in the 1999 Notice of Annual Meeting and Proxy Statement. The consolidated financial statements, which include amounts based on estimates and judgments, were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and applied on a consistent basis. Other financial information in this proxy statement is consistent with that in the consolidated financial statements.

Management maintains accounting systems and related internal controls which it believes provide reasonable assurance, at appropriate cost, that transactions are properly executed and recorded, that assets are safeguarded, and that accountability for assets is maintained. An environment that provides an appropriate level of control is maintained and monitored and includes examinations by an internal audit staff.

Management recognizes its responsibilities for conducting the Company's affairs in an ethical and socially responsible manner. The Company has written standards of business conduct, including its business code of ethics which emphasizes the importance of personal and corporate conduct, and demands compliance with federal and state laws governing the Company. The importance of ethical behavior is regularly communicated to all employees through ongoing education and review programs designed to create a strong compliance environment.

The Audit Committee of the Board of Directors is composed of five outside directors. This Committee meets regularly and also meets separately with representatives of the independent auditors, Company officers and the internal auditors to review their activities.

The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose report follows.


[SIGNATURE APPEARS HERE]

Richard L. Corbin
Executive Vice President and
Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
Cordant Technologies Inc.:

We have audited the accompanying consolidated balance sheets of Cordant Technologies Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cordant Technologies Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Salt Lake City, Utah
February 8, 1999

CONSOLIDATED STATEMENTS OF INCOME

                                                Year Ended December 31
                                             ------------------------------
(in millions, except per share data)             1998      1997     1996
--------------------------------------------------------------------------
Net sales                                      $2,426.9  $1,070.1  $864.6
Operating expenses:
 Cost of sales                                  1,894.4     861.3   718.4
 General and administrative                       193.6      90.3    68.1
 Research and development                          30.2      14.8    12.5
 Restructuring and impairment                                        (2.2)
--------------------------------------------------------------------------
    Total operating expenses                    2,118.2     966.4   796.8
Income from operations                            308.7     103.7    67.8
Equity income of affiliates                          .4      35.3    15.1
Interest income                                    12.8       7.0     8.1
Interest expense                                  (28.3)     (4.0)   (3.6)
Other, net                                         (4.2)     (2.2)    (.8)
--------------------------------------------------------------------------
Income before income taxes, minority interest
 and extraordinary item                           289.4     139.8    86.6
Income taxes                                      107.6      41.4    25.9
--------------------------------------------------------------------------
Income before minority interest and
 extraordinary item                               181.8      98.4    60.7
Minority interest                                 (39.8)     (1.8)
--------------------------------------------------------------------------
Income before extraordinary item                  142.0      96.6    60.7
Extraordinary item--loss on early retirement
 of debt                                                     (7.1)
--------------------------------------------------------------------------
Net income                                     $  142.0  $   89.5  $ 60.7
--------------------------------------------------------------------------
Income per share before extraordinary item:
 Basic                                         $   3.89  $   2.64  $ 1.67
 Diluted                                       $   3.79  $   2.57  $ 1.64
Net income per share:
 Basic                                         $   3.89  $   2.45  $ 1.67
 Diluted                                       $   3.79  $   2.38  $ 1.64

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31
                                                 ---------------------------
(in millions)                                      1998     1997     1996
----------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                        $ 142.0  $  89.5  $  60.7
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Restructuring and impairment                                          (2.2)
 Extraordinary item                                            7.1
 Minority interest                                   39.8      1.8
 Depreciation                                        71.9     33.8     32.8
 Amortization                                        30.1     12.5     11.2
 Equity income                                        (.4)   (35.3)   (15.1)
 Deferred income taxes                                 .2     (3.4)    (5.7)
 Changes in operating assets and liabilities:
  Receivables                                        28.1     25.2     53.1
  Inventories                                        14.6     (1.5)    20.8
  Accounts payable and accrued expenses                .3      5.1      5.9
  Income taxes                                       19.6    (12.1)     4.5
  Other -- net                                        7.0    (12.1)    (3.0)
----------------------------------------------------------------------------
   Net cash provided by operating activities        353.2    110.6    163.0
INVESTING ACTIVITIES
Acquisitions, net of acquired cash                 (277.0)  (156.6)
Purchases of property, plant and equipment         (114.7)   (36.3)   (33.0)
Proceeds from disposal of assets                      4.7      1.7      1.0
----------------------------------------------------------------------------
   Net cash used for investing activities          (387.0)  (191.2)   (32.0)
FINANCING ACTIVITIES
Net change in short-term debt                        57.9      1.4    (98.1)
Issuance of long-term debt                          336.4    336.2
Repayment of long-term debt                        (337.9)  (213.5)     (.3)
Premiums paid on early retirement of debt                    (13.7)
Purchase of common stock for treasury               (14.4)    (7.9)     (.3)
Stock option transactions                             4.8      6.1      2.3
Dividends paid                                      (14.6)   (14.1)   (12.5)
----------------------------------------------------------------------------
   Net cash provided by (used for) financing
    activities                                       32.2     94.5   (108.9)

Foreign currency rate changes                         1.3     (1.0)
----------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents      (.3)    12.9     22.1
Cash and cash equivalents at beginning of year       45.6     32.7     10.6
----------------------------------------------------------------------------
Cash and cash equivalents at end of period        $  45.3  $  45.6  $  32.7
----------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                              December 31
                                                          --------------------
(in millions)                                                1998      1997
------------------------------------------------------------------------------
ASSETS
Current Assets
 Cash and cash equivalents                                 $   45.3  $   45.6
 Receivables                                                  240.0     235.7
 Inventories                                                  252.3     240.2
 Deferred income taxes and prepaid expenses                    60.8      50.5
 Restricted Trust (a)                                         716.4
------------------------------------------------------------------------------
    Total Current Assets                                    1,314.8     572.0

Property, Plant and Equipment
 Land                                                          36.9      30.0
 Buildings and improvements                                   311.2     295.3
 Machinery and equipment                                      768.6     602.0
------------------------------------------------------------------------------
    Total Property, Plant and Equipment                     1,116.7     927.3
    Less allowances for depreciation                         (444.4)   (376.9)
------------------------------------------------------------------------------
    Net Property, Plant and Equipment                         672.3     550.4

Other Assets
 Costs in excess of net assets of businesses acquired, net    561.7     400.3
 Restricted Trust (a)                                                   716.4
 Patents and other intangible assets, net                     128.3     131.6
 Other noncurrent assets                                      132.8     129.1
------------------------------------------------------------------------------
    Total Other Assets                                        822.8   1,377.4
------------------------------------------------------------------------------
    Total Assets                                           $2,809.9  $2,499.8
------------------------------------------------------------------------------

(a) The Restricted Trust held a note receivable from Pechiney, S.A. and related letters of credit that secured Pechiney, S.A.'s agreement to repay the Pechiney Notes. Pechiney S.A. (Howmet's previous owner) paid the notes on January 4, 1999, and the Restricted Trust was terminated. (See Note 6.)

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                           December 31
                                                        ------------------
(in millions)                                             1998      1997
---------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt                                        $   80.1  $    8.4
 Accounts payable                                          139.8     121.8
 Accrued compensation                                       81.6      79.5
 Other accrued expenses                                    202.1     174.3
 Pechiney Notes (a)                                        716.4
---------------------------------------------------------------------------
  Total Current Liabilities                              1,220.0     384.0
Noncurrent Liabilities
 Accrued retiree benefits                                  169.0     163.9
 Deferred income taxes                                      52.3      44.8
 Accrued interest and other noncurrent liabilities         234.2     213.3
 Long-term debt                                            324.5     325.9
 Pechiney Notes (a)                                                  716.4
---------------------------------------------------------------------------
  Total Noncurrent Liabilities                             780.0   1,464.3
Commitments and contingent liabilities
Minority interest                                          142.0     101.0
Stockholders' Equity
 Common stock (par value $1.00 per share)
  Authorized--200 shares
  Issued--41.1 and 20.5 shares at December 31, 1998 and
  1997 respectively, (includes treasury shares)             41.1      20.5
 Additional paid-in capital                                 47.4      46.0
 Retained earnings                                         658.8     552.0
 Accumulated other comprehensive income (loss)              (3.9)     (3.5)
---------------------------------------------------------------------------
                                                           743.4     615.0
 Less common stock in treasury, at cost
  (4.6 and 2.2 shares at December 31, 1998 and 1997 re-
  spectively)                                              (75.5)    (64.5)
---------------------------------------------------------------------------
   Total Stockholders' Equity                              667.9     550.5
---------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity           $2,809.9  $2,499.8
---------------------------------------------------------------------------

(a) The Restricted Trust held a note receivable from Pechiney, S.A. and related letters of credit that secured Pechiney, S.A.'s agreement to repay the Pechiney Notes. Pechiney S.A. (Howmet's previous owner) paid the Notes on January 4, 1999, and the Restricted Trust was terminated (See Note 6).

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    Accumulated
                                      Additional                       Other         Total
                               Common  Paid-In   Retained Treasury Comprehensive Stockholders'
(in millions)                  Stock   Capital   Earnings  Stock      Income        Equity
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995     $20.5    $44.3     $428.4   $(63.0)                  $430.2
----------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                        60.7                              60.7
                                                                                  ------------
    Total comprehensive income                                                        60.7
                                                                                  ------------
Dividends paid                                     (12.5)                            (12.5)
Treasury stock purchases                                      (.3)                     (.3)
Stock options exercised and
 related income tax benefits                                  2.3                      2.3
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996      20.5     44.3      476.6    (61.0)                   480.4
----------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                        89.5                              89.5
    Other comprehensive income
      Cumulative translation
       adjustment                                                      $(3.5)         (3.5)
                                                                                  ------------
    Total comprehensive income                                                        86.0
                                                                                  ------------
Dividends paid                                     (14.1)                            (14.1)
Treasury stock purchases                                     (7.9)                    (7.9)
Stock options exercised and
 related income tax benefits              1.7                 4.4                      6.1
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997      20.5     46.0      552.0    (64.5)      (3.5)        550.5
----------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                       142.0                             142.0
    Other comprehensive income
      Minimum pension
       liability                                                        (3.1)         (3.1)
      Cumulative translation
       adjustment                                                        2.7           2.7
                                                                                  ------------
    Total comprehensive income                                                       141.6
                                                                                  ------------
Dividends paid                                     (14.6)                            (14.6)
Stock split                     20.6               (20.6)
Treasury stock purchases                                    (14.4)                   (14.4)
Stock options exercised and
 related income tax benefits              1.4                 3.4                      4.8
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998     $41.1    $47.4     $658.8   $(75.5)     $(3.9)       $667.9
----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Name Change: On May 5, 1998, Thiokol Corporation changed its corporate name to Cordant Technologies Inc. (the Company or Cordant). Two of the Company's three business segments have retained their corporate names (Huck International, Inc., and Howmet International Inc.) and are operating as subsidiaries of the Company. The Propulsion Group, now called Thiokol Propulsion, operates as a division of the Company.

Fiscal Year Change: The Company's Board of Directors amended the Company bylaws changing the fiscal year-end from June 30 to a calendar year-end. All historical information in this report has been prepared to conform to a calendar year-end presentation. The Company made the change to coordinate Cordant and Howmet International Inc. (Howmet) reporting periods and to reduce the confusion that accompanies a non-calendar year-end. Howmet reports separately on a calendar year basis.

Basis of Consolidation: The consolidated financial statements include the accounts of Cordant Technologies Inc. and its subsidiaries. The Company increased its ownership in Howmet from 49 percent to 62 percent on December 2, 1997. Accordingly, beginning with December 1997, Howmet's earnings, cash flows and its balance sheet have been consolidated with the Company's. Minority interest in income and equity are also reported for the 38 percent of Howmet the Company does not own. Prior to December 2, 1997, Howmet's results were accounted for under the equity method. All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.

Use of Estimates: The consolidated financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts and reserves are utilized in the earnings recognition process that affects reported amounts in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition Under Long-Term Contracts: Propulsion Systems sales encompass products and services performed principally under contracts and subcontracts with various United States Government (government) agencies and aerospace prime contractors. Sales under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized in the ratio that costs incurred relate to estimated total costs. Sales under fixed-price-type contracts are recognized when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be estimated. The Company participates in teaming arrangements and records its share of sales and profits related to such ventures on the percentage of completion method. Adjustments in estimates, which can affect both revenues and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

Cash and Cash Equivalents: Cash and cash equivalents represent cash and short-term investments that are highly liquid maturing within three months.

Inventories: Inventories are stated at the lower of cost or market. Inventories for the Investment Castings segment are determined by both the first-in, first-out (FIFO) and last-in, first-out (LIFO) method. Inventories for the Fastening Systems segment are determined by the FIFO method. Propulsion Systems segment inventories include estimated recoverable costs related to long-term fixed price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice, such costs include amounts that are not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contracts and programs.

Property, Plant and Equipment: Property, plant and equipment is carried at cost and depreciated over the assets' estimated useful lives, using either the straight-line or accelerated methods. Building and improvements useful lives vary between 10 and 40 years and other assets lives vary between 3 and 20 years.

Intangibles: Costs in excess of the net assets acquired (goodwill), patents, and other intangible assets are being amortized on a straight-line basis over periods between 10 and 40 years. Accumulated amortization amounted to $74 and $43.9 million at December 31, 1998 and 1997, respectively.

Impairment of Long-Lived Assets: The Company records impairment losses on goodwill and on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than net book value. The Company also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

Contingent Matters: The Company accrues costs for contingent matters when it is probable that a liability has been incurred and the amount can be reasonably determined. At the time a liability is recognized, a receivable is recorded for the estimated future recovery from third parties, insurance carriers, or from the government. Costs allocated to commercial business or not otherwise recoverable from third parties are expensed when the liability is recorded. Except for current amounts receivable and payable, contingent amounts are included in "other noncurrent assets" and in "accrued interest and other noncurrent liabilities".

Foreign Currency Translation: The Company's international business units generally conduct their business utilizing their local currency as the functional currency. Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Revenues and expenses are translated into U.S. dollars at average rates of exchange prevailing during the period. Unrealized currency translation adjustments are deferred and included in the equity section of the balance sheets, whereas transaction gains and losses are recognized currently in the statements of income.

Derivative Financial Instruments: Derivative financial instruments are utilized by the Company to reduce foreign currency risks in accordance with Company policy approved by the Board of Directors. The Company does not hold or issue derivative financial instruments for trading purposes. The Company enters into foreign exchange contracts to minimize fluctuations in the value of payments due international vendors and the value of foreign currency denominated receipts. Forward foreign exchange contracts obligate the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. The Company enters into economic hedges used to mitigate fluctuations of anticipated foreign currency commitments. The Company also enters into forward foreign exchange contracts directly related to a particular asset, liability or transaction for which a commitment or anticipated commitment is in place.

In accordance with hedge accounting, gains and losses for specifically identified assets, liabilities and firmly committed transactions are recognized in income and offset the foreign exchange gains and losses when the underlying transaction is settled. Unrealized changes in fair value of contracts no longer effective as hedges are recognized in income at such time and marked to market. For economic hedges utilized for anticipated commitments, forward foreign exchange contract market gains or losses are reflected in the income statement. The impact on the financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

Income Taxes: The provision for income taxes includes, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Deferred taxes are provided to recognize the income tax effects of amounts which are included in different reporting periods for financial statement and tax purposes.

New Accounting Standards: In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not believe that SFAS No. 133 will have a significant effect on the earnings and financial position of the Company. This statement is effective for fiscal years beginning after June 15, 1999. The Company will adopt the new statement beginning on January 1, 2000.

Reclassification: Reclassifications were made to the 1997 and 1996 financial statements to conform to the 1998 calendar year presentation.

NOTE 2. RECEIVABLES

The components of receivables are as follows:

                                                               December 31
                                                             ----------------
(in millions)                                                  1998    1997
-----------------------------------------------------------------------------
Trade receivables:
  Trade accounts receivable                                   $159.0  $147.2
  Retained receivables                                          32.0    20.2
  Allowance for doubtful accounts                               (7.8)   (6.3)
-----------------------------------------------------------------------------
  Total trade receivables                                      183.2   161.1
Receivables under U.S. Government contracts and subcontracts    56.8    74.6
-----------------------------------------------------------------------------
                                                              $240.0  $235.7
-----------------------------------------------------------------------------

Receivables under U.S. Government contracts and subcontracts contain some unbilled costs and accrued profits that consist primarily of revenues recognized on contracts that have not been billed. Such amounts are billed based on contract terms and delivery schedules. According to government contracting industry standards, some receivables may not be billed within a year. Cost and incentive-type contracts and subcontracts are subject to government audit and review. It is anticipated that adjustments, if any, will not have a material effect on the Company's results of operations or financial condition.

Cost management award fees totaling $121.9 million at December 31, 1998, have been recognized on the current Space Shuttle Reusable Solid Rocket Motor (RSRM) contract. Realization of such fees is reasonably assured based on actual and anticipated contract cost performance. However, all cost management award fees remain at risk until contract completion and final NASA review. The current RSRM contract is expected to be completed in 2001. Unanticipated program problems which erode cost management performance could cause some or all of the recognized cost management award fees to be reversed and would be offset against receivable amounts from the government or be directly reimbursed. Circumstances which could erode cost management performance include, but are not limited to, failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents.

Howmet has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable. The defined pool of outstanding accounts receivable at December 31, 1998 and 1997, amounted to $87 and $75.2 million, respectively. Howmet has received $55 million from the sale of such eligible receivables to a master trust and has deducted this amount from accounts receivable in the December 31, 1998 and 1997 consolidated balance sheets. Losses on the sale of receivables were $3.8 million for both years ended December 31, 1998 and 1997. These losses are included in the line captioned "Other, net" in the statements of income. At December 31, 1998 and 1997, the $32 and $20.2 million difference between the total eligible pool and the $55 million sold, represent retainage on the sale in the event the receivables are not fully collected. Howmet has retained the responsibility for servicing and collecting the accounts receivable sold or held in the master trust. Any incremental additional costs related to such servicing and collection efforts are not significant.

NOTE 3. INVENTORIES

Inventories are summarized as follows:

                                                               December 31
                                                            -----------------
(in millions)                                                  1998    1997
-----------------------------------------------------------------------------
Raw materials and work-in-process                             $161.8  $168.2
Finished goods                                                  87.6    72.6
Inventoried costs related to U.S. Government and other long-
 term contracts                                                 28.8    27.3
Progress payments received on long-term contracts              (22.6)  (24.5)
LIFO valuation adjustment                                       (3.3)   (3.4)
-----------------------------------------------------------------------------
                                                              $252.3  $240.2
-----------------------------------------------------------------------------

At December 31, 1998 and 1997, inventories include $111.8 and $122.7 million, respectively, that are valued using LIFO. The LIFO valuation adjustment approximates the difference between the LIFO carrying value and current replacement cost.

NOTE 4. HOWMET INTERNATIONAL INC. PURCHASE

On December 13, 1995, the Company and The Carlyle Group (Carlyle), a private merchant bank, formed a jointly owned company, Howmet International Inc., to acquire Howmet Corporation and the Cercast Group of companies, referred to collectively in the financial statements as Howmet. Carlyle owned 51 percent and Cordant owned 49 percent of the Howmet common stock. The Company's initial equity investment in Howmet consisted of $96 million in Howmet voting common stock, and $50 million in Howmet 9 percent paid-in-kind, non-voting, preferred stock. As part of this purchase, Howmet received indemnifications from the seller for liabilities over amounts reserved relating to environmental and certain other obligations existing at the purchase date. The Company accounted for its 49 percent minority voting common stock investment in Howmet using the equity method.

On December 2, 1997, the Company increased its ownership in Howmet to 62 percent by acquiring an additional 13 percent of Howmet common stock from Carlyle for approximately $183.8 million. Simultaneously with this transaction, Carlyle sold 15.35 million shares of Howmet common stock in an Initial Public Offering. After the transactions, the Company, Carlyle, and the public owned approximately 62, 22.65 and 15.35 percent, respectively, of Howmet common stock. The Company held a two-year option beginning in December 1999 to acquire all of Carlyle's shares at market price. The Company purchased the Carlyle shares on February 8, 1999 (See Note 23). The Company or its affiliates have agreed not to acquire publicly held Howmet common shares that would reduce public ownership below 14 percent, unless such purchase is a tender offer to acquire all outstanding public shares.

Beginning in December 1997, Howmet's financial statements have been consolidated with the Company's. Operating results for 1997 include eleven months of Howmet's earnings reported under the equity method and one month of Howmet earnings reported on a consolidated basis. Operating results for 1998 include twelve months of Howmet's earnings on a consolidated basis. Additional detailed financial information on Howmet is available in Howmet's 1999 Notice of Annual Meeting and Proxy Statement incorporated by reference in Howmet's Annual Report on Form 10-K for Howmet's fiscal year ended December 31, 1998.

The following pro forma information for the year ended December 1997 is not necessarily indicative of the results which would have resulted had the acquisition of additional shares in December 1997 occurred at the beginning of 1997 nor is it necessarily indicative of future results.

(In millions, except per share data)
------------------------------------------------------------
Net sales                                           $2,217.7
Income before Extraordinary item                        89.4
Income per diluted share before Extraordinary item      2.37
Net income                                          $   82.3
Net income per diluted share                        $   2.18
------------------------------------------------------------

NOTE 5. JACOBSON MANUFACTURING PURCHASE

On June 11, 1998, the Company completed the purchase of all the common stock of Jacobson Manufacturing Company Inc. (Jacobson) for $273.6 million and assumed $7.3 million in liabilities. Jacobson was merged into Huck International, Inc., and is operated as part of the Fastening Systems segment. Jacobson manufactures high-quality, custom-designed metal parts and fasteners and precision-engineered plastic products. The acquisition of Jacobson has been accounted for under the purchase accounting method. The goodwill associated with the purchase is being amortized over 40 years using the straight-line method. Sales and operating income for Jacobson from June 11 through December 31 was approximately $78 and $10 million, respectively, and is included in the consolidated results of the Company with the Fastening Systems segment.


NOTE 6. RESTRICTED TRUST AND RELATED PECHINEY NOTES PAYABLE

In 1988, Pechiney Corporation, which was a wholly-owned subsidiary of Pechiney, S.A., issued indebtedness maturing in 1999 (Pechiney Notes) to third parties in connection with the purchase of American National Can Company. As a result of the acquisition of Howmet by the Company and Carlyle, Pechiney Corporation (now named Howmet Holdings Corporation or Holdings), became a wholly-owned subsidiary of Howmet. The Pechiney Notes remained at Holdings, but Pechiney, S.A., which retained American National Can Company, agreed with Howmet to be responsible for all payments due on or in connection with the Pechiney Notes. Accordingly, Pechiney, S.A. issued its own note to Holdings in an amount sufficient to satisfy all obligations under the Pechiney Notes. The Pechiney, S.A. note was deposited in a trust (Restricted Trust) for the benefit of Holdings. Interest income from the Restricted Trust for the aforementioned period was equal to the interest expense, and is netted in the financial statements.

Pechiney S.A. paid the Notes in full on January 4, 1999. No Howmet or Cordant funds were used in the payment of the Notes. As a result, the Restricted Trust has been terminated and like the Pechiney Notes, subsequent to December 31, 1998, will not be included on the Company's balance sheet.

NOTE 7. FINANCING ARRANGEMENTS

Long term debt is summarized as follows:

                                                              December 31
                                                             -------------
(in millions)                                                 1998   1997
--------------------------------------------------------------------------
Cordant Technologies 6.625% senior notes, due March 1, 2008  $150.0
Cordant Technologies senior revolving credit facility         110.0 $108.0
Howmet senior revolving credit facility                        60.0  198.0
Other                                                          13.1   20.1
--------------------------------------------------------------------------
                                                              333.1  326.1
Less current portion                                            8.6     .2
--------------------------------------------------------------------------
                                                             $324.5 $325.9
--------------------------------------------------------------------------

The above table excludes the Pechiney Notes, (See Note 6). The Company, excluding Howmet, has credit commitments from a group of banks aggregating $200 million under revolving credit facilities, of which $90 million was available at December 31, 1998. The funds available under the credit facilities may be used for any corporate purpose (See Note 23) and are available through May 1999 ($50 million) and May 2001 ($150 million). The interest rate on the facilities is based on LIBOR plus a spread, and was 5.9 and 6.1 percent at December 31, 1998 and 1997, respectively. The credit agreements and senior notes contain covenants restricting, among other things, the Company's ability to incur funded debt, liens, sale and leaseback transactions, and the sale of assets. The Company, excluding Howmet, at December 31, 1998, had $11.1 million in Letters of Credit outstanding.

Howmet has credit commitments from a group of banks aggregating $300 million under a revolving credit agreement, of which $232.4 million was available at December 31, 1998. The funds available under the credit facility may be used for any corporate purpose and are available through December 2002. The interest rate on the facility is based on LIBOR plus a spread, and was 5.8 and 6.2 percent at December 31, 1998 and 1997, respectively. Terms of the revolving credit facility require Howmet to meet certain interest coverage and leverage ratios and maintain certain minimum net worth amounts. In addition, there are restrictions that limit indebtedness, the sale of assets, and payments for acquisitions or investments. At December 31, 1998, Howmet had $9.6 million in Letters of Credit outstanding.

Cordant does not have access to Howmet cash balances except through Howmet declaring a cash dividend to its shareholders, which availability may be restricted under the terms of its revolving credit facility. Howmet does not currently intend to pay dividends.

Howmet also has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable (See Note 2).

Principal maturities for the succeeding five years ended December 31, are as follows: $8.6 million in 1999, $0 in 2000, $110 million in 2001, $60 million in 2002, and $3 million in 2003. The current portion of long-term debt is classified in "short-term debt" on the balance sheet.

Short-term debt consisted of borrowings with various domestic and foreign banks. The weighted average interest rate on short-term debt outstanding was
4.42 percent and 3.38 percent at December 31, 1998 and 1997, respectively. The Company paid interest of $22, $7.2, and $3.8 million in 1998, 1997 and 1996 respectively.

NOTE 8. INCOME TAXES

The provision for taxes on income before extraordinary item follows:

(in millions)     1998   1997   1996
--------------------------------------
Current Taxes:
  Federal        $ 85.7  $37.2  $26.2
  Foreign          12.6    1.5    1.3
  State             7.9    6.1    4.1
--------------------------------------
                  106.2   44.8   31.6
Deferred Taxes:
  Federal           (.5)  (1.9)  (4.2)
  Foreign           2.7    (.9)  (1.0)
  State             (.8)   (.6)   (.5)
--------------------------------------
                    1.4   (3.4)  (5.7)
--------------------------------------
                 $107.6  $41.4  $25.9
--------------------------------------

A reconciliation of the United States statutory rate to the effective income tax rate follows:

                                             1998  1997  1996
--------------------------------------------------------------
Statutory rate                               35.0% 35.0% 35.0%
 Effect of:
  State taxes, net of federal benefit         2.3   2.7   2.7
  R&D and other credits                      (1.9)        (.8)
  Tax refund                                 (1.1)       (3.8)
  European restructuring                      (.8) (1.7)
  Dividend received deduction                      (7.1) (4.9)
  Unconsolidated subsidiary for tax purposes  1.7
  Other                                       2.0    .7   1.7
--------------------------------------------------------------
Effective rate                               37.2% 29.6% 29.9%
--------------------------------------------------------------

Domestic and foreign components of pre-tax income before minority interest and extraordinary item are as follows:

(in millions)   1998   1997  1996
-----------------------------------
United States  $249.4 $135.1 $89.9
Foreign          40.0    4.7  (3.3)
-----------------------------------
               $289.4 $139.8 $86.6
-----------------------------------

Deferred income taxes arise from differences in the timing of income, expense, and tax credit recognition for financial reporting and income tax purposes. Deferred income taxes are not provided on undistributed earnings of international subsidiaries since the earnings are considered to be indefinitely reinvested. At December 31, 1998, these undistributed earnings were approximately $32 million. Upon distribution of such earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries. After taking into account available foreign tax credits the amount of such taxes are immaterial.

The components of deferred tax balances are as follows:

                                                            December 31
                                                        -------------------
(in millions)                                              1998     1997
---------------------------------------------------------------------------
Provision for estimated expenses                          $  73.7  $  69.1
Tax credits                                                   4.0      7.9
State and foreign net operating losses                       16.4     38.2
Accrued retiree benefits other than pensions                 79.2     77.8
Vacation and deferred compensation accruals                  38.9     34.5
Pension liabilities                                          21.0     17.2
Other                                                         5.8      8.9
---------------------------------------------------------------------------
  Gross deferred tax assets                                 239.0    253.6
Valuation allowance                                         (12.4)   (31.1)
---------------------------------------------------------------------------
  Total deferred tax assets                                 226.6    222.5
LIFO inventory                                              (25.6)   (27.0)
Recognition of income on contracts reported on different
 methods for
 tax purposes than for financial reporting                  (56.3)   (52.1)
Property, plant & equipment                                 (95.6)   (95.1)
Pension benefits                                            (19.2)   (23.5)
Patents and technology                                      (19.3)   (21.5)
Unconsolidated subsidiary for tax purposes                   (7.1)    (1.9)
Other                                                        (8.0)    (3.4)
---------------------------------------------------------------------------
  Total deferred tax liability                             (231.1)  (224.5)
---------------------------------------------------------------------------
  Net deferred tax liability                              $  (4.5) $  (2.0)
---------------------------------------------------------------------------
Balance sheet classification:
 Current assets                                           $  47.8  $  42.8
 Noncurrent liabilities                                     (52.3)   (44.8)
---------------------------------------------------------------------------
  Net deferred tax liabilities                            $  (4.5) $  (2.0)
---------------------------------------------------------------------------

At December 31, 1998 and 1997, Howmet had foreign tax benefits of $2.5 million and $6.7 million, respectively, which will be realized over the next two years. At December 31, 1998 and 1997, Howmet had $30 million and $131 million, respectively, of state net operating loss carry-forwards. All of the 1998 state carry-forward amount will expire in 1999. At December 31, 1998 and 1997, the Company and Howmet combined had approximately $27 million and $26 million, respectively, of foreign net operating loss carry-forwards, which can only be used to offset foreign taxable income. The majority of these carry-forwards have no expiration date. Utilization by Howmet of any state net operating loss and $10.3 million of foreign net operating loss carry-forwards will result in an adjustment to goodwill.

The valuation allowance at December 31, 1998 and 1997 is equal to the deferred tax asset (net of liabilities) associated with state and foreign net operating loss carry-forwards. The primary decrease in the valuation allowance from 1997 to 1998 was due to the expiration of state net operating losses. No other valuation allowances are provided because management believes future operations will generate sufficient taxable income to realize all other deferred tax assets.

Total tax payments were $89.1, $54.9, and $23.5 million during 1998, 1997, and 1996, respectively.

During 1998, prior year adjustments, including the completion of an audit of a partnership in which the Company participates, resulted in tax refunds of $3.2 million, which were applied to reduce 1998 income tax expense. In addition, $4.8 million of interest income related to these adjustments was recognized.

Tax refunds of $.7 million and $2.5 million were received in 1996 and 1997, respectively. Related interest refunds of $18.1 million in 1996 and $2.3 million in 1997 were also received. Of those amounts, $3 million was applied to reduce 1996 income tax expense, and interest income of $7 and $1.7 million was recognized in 1996 and 1997, respectively. The remaining $11.9 million was used to increase liabilities for deferred taxes and related interest for future tax payments.

During 1998, the Internal Revenue Service completed its audit of the Howmet federal income tax return for the year ended December 31, 1995, with no material findings.

NOTE 9. STOCK SPLIT AND CHANGES IN COMMON STOCK SHARES

On January 22, 1998, the Company's Board of Directors declared a two-for-one stock split in the form of a stock dividend payable March 13, 1998, for each stockholder of record on February 27, 1998. A regular quarterly dividend of $.10 per common share, reflecting the split, was also declared payable March 13, 1998, for each stockholder of record on February 27, 1998. The stock split affected stockholders' equity in the current year due to reclassifying the par value amount of the common shares issued from retained earnings to common stock. In addition, all references in the financial statements to number of shares, per share amounts, stock option data, and market prices of the Company's common stock have been restated. The following table summarizes common stock activity:

                                                Common Treasury
(in millions of shares)                         Stock   Stock
---------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                       20.5    (2.4)
---------------------------------------------------------------
Stock option exercise and related tax benefits             .1
---------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                       20.5    (2.3)
---------------------------------------------------------------
Stock option exercise and related tax benefits             .2
Purchase of common stock for treasury                     (.1)
---------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                       20.5    (2.2)
---------------------------------------------------------------
Stock option exercise and related tax benefits             .2
Stock split (dividend)                           20.6    (2.2)
Purchase of common stock for treasury                     (.4)
---------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                       41.1    (4.6)
---------------------------------------------------------------

NOTE 10. EARNINGS PER SHARE

The Company reports earnings per share in accordance with FASB No. 128, "Earnings per Share". The following table sets forth the computation of basic and diluted earnings per share:

                                                            Year Ended
                                                           December 31
                                                         -------------------
(In millions, except per share data)                     1998   1997   1996
----------------------------------------------------------------------------
Numerator
 Income before minority interest and extraordinary item $181.8  $98.4  $60.7
 Minority interest                                       (39.8)  (1.8)
----------------------------------------------------------------------------
 Numerator for basic and diluted earnings per share     $142.0  $96.6  $60.7
----------------------------------------------------------------------------
Denominator
 Denominator for basic earnings per share--weighted-
  average shares                                          36.5   36.6   36.4
 Effect of dilutive securities
 Employee stock options                                    1.0    1.1     .7
----------------------------------------------------------------------------
Denominator for diluted earnings per share--weighted-
 average shares and assumed conversions                   37.5   37.7   37.1
----------------------------------------------------------------------------
Income per share before extraordinary item:
 Basic                                                  $ 3.89  $2.64  $1.67
 Diluted                                                $ 3.79  $2.57  $1.64
Per share effect of extraordinary item:
 Basic                                                          $(.19)
 Diluted                                                        $(.19)

NOTE 11. EXTRAORDINARY ITEM

During December 1997, Howmet refinanced the majority of its debt to take advantage of favorable interest rates and to reduce restrictive covenants. As a result of the refinancing, Howmet incurred pre-tax charges of $20.2 million, including a $6.5 million non-cash charge for the write-off of unamortized debt issuance costs. The income tax benefit associated with the debt refinancing was $8.5 million. The extraordinary charge shown on the consolidated statements of income has been reduced by $4.6 million related to minority interest. Howmet repaid $146 million of debt at a 10 percent fixed interest rate and refinanced $198 million of debt under a new revolving bank facility at a substantially lower variable rate.

NOTE 12. RESTRUCTURING AND IMPAIRMENT

The Company's Propulsion and Fastening Systems restructuring programs were completed in the fourth quarter of 1996. The Propulsion Systems restructuring plan, announced in the first quarter of 1995, included domestic pre-tax charges of $61.4 million. The Fastening System restructuring plan announced in the fourth quarter of 1995 included foreign pre-tax charges of $5.9 million. During the fourth quarter of 1996, the restructuring was substantially completed and excess reserves from both programs were closed and credited to income. The Propulsion and the Fastening Systems segments recognized $1.3 million and $.9 million in pre-tax income, respectively, in 1996.

NOTE 13. PREFERRED STOCK PURCHASE RIGHTS

On May 22, 1997, the Board of Directors adopted a new stockholder rights plan and redeemed the stockholders' rights existing under the old plan. Under the new plan, the Company declared a dividend distribution of one Preferred Share Purchase Right for each outstanding common share. Each Right entitles its holder to buy one one-hundredth of a share of a new series of the Company's preferred stock at an exercise price of $120. The Rights will only become exercisable if a person or group acquires or makes an offer to acquire 15 percent or more of the Company's common stock. If any person or group acquires 15 percent or more of the Company's common stock, each Right will entitle the holder (other than such acquirer) to purchase common stock of the Company having a market value of twice the exercise price of the Right. If the Company is acquired in a merger or other business combination, after a person has acquired 15 percent or more of the Company's common stock, each Right will entitle the holder to purchase common stock of the acquiring company having a market value of twice the exercise price of the Right. The Rights may be redeemed by the Company at the price of $.005 per Right prior to the acquisition of 15 percent or more of the Company's common stock. The Rights expire on May 22, 2007.

NOTE 14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

The Company has noncontributory-defined pension plans covering certain employees. The Company also provides certain nonvested health care and life insurance benefits to most retirees and eligible dependents (other benefits). The Company's pension and other benefit plans are summarized as follows:

                                              Pension
                                             Benefits       Other Benefits
                                          ----------------  ----------------
(in millions)                                1998     1997     1998     1997
-----------------------------------------------------------------------------
Change in projected benefit obligations:
  Beginning projected benefit
   obligations                            $(714.6) $(645.3) $(249.5) $(211.0)
  Service cost                              (25.8)   (23.1)    (6.3)    (6.4)
  Interest cost                             (53.4)   (50.5)   (17.7)   (16.5)
  Amendments                                (11.6)   (17.4)             (4.4)
  Actuarial losses, net                     (88.4)   (32.9)   (14.4)   (27.8)
  Benefits paid                              48.2     54.6     18.3     16.6
-----------------------------------------------------------------------------
    Ending projected benefit obligations  $(845.6) $(714.6) $(269.6) $(249.5)
-----------------------------------------------------------------------------
Change in plan assets:
  Beginning fair value of plan assets     $ 837.6  $ 748.2  $  21.5  $  16.4
  Actual return on plan assets               47.3    118.3      1.9      2.4
  Employer contributions                     17.7     25.7     19.2     19.3
  Benefits paid                             (48.2)   (54.6)   (18.3)   (16.6)
-----------------------------------------------------------------------------
    Ending fair value of plan assets      $ 854.4  $ 837.6  $  24.3  $  21.5
-----------------------------------------------------------------------------
Reconciliation to balance sheet amounts:
  Fair value of plan assets (less than)
   exceeds projected benefit obligations  $   8.8  $ 123.0  $(245.3) $(228.0)
  Unrecognized net loss (gain)               77.4    (26.6)    66.3     53.6
  Unrecognized prior service (gain) cost    (15.3)   (28.4)     4.0      4.5
  Unrecognized net transition obligation    (12.2)   (15.3)
-----------------------------------------------------------------------------
    Net prepaid (accrual) recognized      $  58.7  $  52.7  $(175.0) $(169.9)
-----------------------------------------------------------------------------
Amounts recognized in the balance
 sheets:
  Prepaid benefit costs                   $ 109.9  $ 102.4  $(175.0) $(169.9)
  Accrued benefit liabilities               (52.4)   (49.7)
  Additional minimum liability              (12.5)
  Intangible asset                            8.5
  Accumulated other comprehensive income      5.2
-----------------------------------------------------------------------------
    Net prepaid (accrual) recognized      $  58.7  $  52.7  $(175.0) $(169.9)
-----------------------------------------------------------------------------

Assets of the Company-sponsored plans are invested primarily in equities and bonds. Certain pension plans contain restrictions on using excess pension plan assets in the event of a change in control of the Company.

Pension benefit payments were higher in 1997 due to a voluntary program offering lump sum payments to terminated employees who had a present value benefit in the plan of less than $15,000.

Included in the aggregated data in the above tables are amounts applicable to the Company's pension plans with accumulated and projected benefit obligations in excess of plan assets. Amounts related to such plans are as follows:

(in millions)                    1998     1997
------------------------------------------------
Projected benefit obligation    $(149.5) $(47.5)
Accumulated benefit obligation   (139.1)  (39.5)
Fair value of plan assets       $ 105.4  $ 20.2
------------------------------------------------

Assumptions used in determining net pension cost for all defined benefit pension plans were as follows:

                                             1998  1997  1996
--------------------------------------------------------------
Discount rate                                6.75%  7.5%  7.5%
Average rate of increase in compensation     4.75  4.90  4.90
Expected long-term rate of return on assets   9.0   9.0   9.0
--------------------------------------------------------------

Assumptions to measure the accumulated post-retirement obligation and cost for all plans were as follows:

                                                            1998  1997  1996
-----------------------------------------------------------------------------
Discount rate                                               6.75%  7.5%  7.5%
Before age 65 health care cost trend rate decreasing to 6%
 by 2001                                                     9.0  10.0  11.0
Average after age 65 health care cost trend rate             6.8   7.2   8.0
Expected long-term rate of return on assets                  8.0   8.0   8.0
-----------------------------------------------------------------------------

The health care cost trend rate to be used in 1999 for before-age-65 benefits is 8 percent, while the after-age-65 benefits rate remains at 6 percent.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                               1 percentage   1 percentage
(in millions)                                 point increase point decrease
---------------------------------------------------------------------------
Effect on total of service and interest cost
 components                                       $ 1.1          $ (1.1)
Effect on postretirement benefit obligation       $15.0          $(13.2)
---------------------------------------------------------------------------

The annual cost for all Company-sponsored defined benefit pension and other postretirement benefit plans includes the following components:

                                    Pension Benefits      Other Benefits
                                    -------------------  -------------------
(in millions)                       1998   1997   1996   1998   1997   1996
-----------------------------------------------------------------------------
Components of net periodic benefit
 cost:
Service cost                        $25.8  $23.1  $12.7  $ 6.3  $ 6.4  $ 2.6
Interest cost                        53.4   50.5   41.1   17.7   16.5    8.2
Expected return on plan assets      (65.5) (60.5) (48.9)  (1.7)  (1.4)  (1.3)
Settlement gain                              (.7)
Amortization of:
  Unrecognized net loss (gain)        2.7    2.0   (2.6)   3.2    2.5    1.5
  Unrecognized prior service (gain)
   cost                              (1.6)  (2.5)   (.1)    .6     .1
  Unrecognized net (asset)
   obligation                        (3.2)  (3.2)    .5            .3
-----------------------------------------------------------------------------
    Net periodic benefit cost       $11.6  $ 8.7  $ 2.7  $26.1  $24.4  $11.0
-----------------------------------------------------------------------------

Pension costs charged to and recovered through government contracts approximate amounts contributed to pension plans. Pension costs for financial statement purposes are calculated in conformity with SFAS No. 87, "Employers' Accounting for Pensions." Historically, the annual amount of pension cost recovered through government contracts and included in sales has exceeded the amount of pension cost included in the financial statements. As a result, the Company has deferred $60.3 million and $51.6 million of revenues as of December 31, 1998 and 1997, respectively, to provide a better matching of revenues and expenses. This revenue will be recognized when the financial statement pension cost exceeds amounts charged to contract pension cost. The $60.3 million of deferred revenue is netted against the pension asset in "Other noncurrent assets" in the balance sheet. The Company sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of participants. Contributions are included in a restricted trust which is subject to the Company's creditors.

The Company has matching and nonmatching 401 (k) savings plans for eligible employees. Company contributions to the matching savings plans were $13.1, $6.5, and $6.2 million in 1998, 1997, and 1996, respectively, and are based on a limited percentage of participant contributions. The increase in contributions from 1998 to 1997 was attributable to the addition of Howmet's contributions for an entire year.

NOTE 15. CONTINGENT MATTERS

Starting in late 1998 Howmet discovered certain product testing and specification non-compliance issues at two of its Cercast aluminum casting operations. Howmet notified customers, is actively cooperating with them and government agencies in the investigation of these matters and is implementing remedial action. Data collection and analysis must be completed before a definitive estimate of the cost to resolve these matters can be completed. Customers have asserted no formal claims, and Howmet knows of no in-service problems associated with these issues. Based on preliminary evaluation, however, Howmet has recorded an estimated loss of $4 million in its consolidated statement of income for the year ended December 31, 1998. Based on currently known facts, Howmet believes that additional costs beyond $4 million, if any, would not have a material adverse effect on Howmet's financial position, cash flow, or annual operating results. However, additional cost when and if accrued may have a material adverse impact on the quarter in which it may be accrued.

The Company is also currently involved in a number of lawsuits and other contingencies which are not expected individually or in the aggregate to have a material adverse effect upon the Company's financial position. However, depending on the amount and timing of an unfavorable resolution of these contingencies, the Company's future results of operations may be materially affected in a particular quarter.

NOTE 16. ENVIRONMENTAL MATTERS

The Company's Thiokol Propulsion division is involved with two Environmental Protection Agency (EPA) superfund sites designated under the Comprehensive Environmental Response, Compensation and Liability Act in Morris County, New Jersey. These sites were operated about thirty years ago by the Company for government contract work. The Company has not incurred any significant costs relating to these environmental sites. The Company has signed a consent decree with the EPA on the Rockaway Borough Well Field site and with the state of New Jersey on the Rockaway Township Well Field site. At the Rockaway Borough site, the Company's estimate for response costs, site remediation, and future operation and maintenance costs is $5.1 million, of which approximately $1.2 million is estimated to be spent during 1999. At the Rockaway Township Well Field site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $4.4 million, of which approximately $1.8 million is estimated to be spent during 1999.

Jacobson, acquired by Huck in June 1998, is involved in the Indian Bend Wash (South Area) superfund site in Tempe, Arizona. Pursuant to the terms of a five-year environmental indemnity contained in the Stock Purchase Agreement between Huck and the previous owner, Huck is responsible for the first $2 million in environmental liabilities, the previous owner is responsible for environmental liabilities from $2 to $6 million; Huck and the previous owner share the expense of environmental liabilities equally in excess of $6 million but less than $10 million. The estimated liability associated with Jacobson environmental remediation is $.5 million.

The Company has recorded a $9.5 million liability for response costs, site remediation, and future operation and maintenance costs for the above sites. In addition to the above sites, the Company has ongoing involvement with environmental issues at other locations none of which are expected to have a material impact on the financial position of the Company.

The Company's Propulsion and Fastening Systems segments' estimated liability for all environmental remediation is $21 million, and is classified in "Other accrued expenses" and "Accrued interest and other noncurrent liabilities." The Company believes that any liability exceeding amounts recorded will not have a material adverse effect on the Company's future results of operations or financial position. The Company has collected approximately $9.7 million in environmental-related recoveries from insurance companies through December 31, 1998. The Company estimates it will spend approximately $5 and $1.6 million of the total liability, respectively, over the next two years.

  In connection with the Howmet acquisition, Pechiney, S.A. (Howmet's previous owner) indemnified Howmet for environmental liabilities relating to Howmet and stemming from events occurring or conditions existing on or prior to the acquisition, to the extent that such liabilities exceed a cumulative $6 million. It is probable that changes in any of the following accrued liabilities will result in an equal change in the amount of the receivable from Pechiney, S.A. pursuant to this indemnification. The Company believes that any Howmet liability exceeding amounts recorded will not have a material adverse effect on the Company's future results of operations or financial position.

  Howmet has received test results indicating levels of polychlorinated biphenyls ("PCBs") at its Dover, N.J., plant that will require remediation. Various remedies are possible and could involve expenditures ranging from $2 million to $22 million or more. Howmet has recorded a $2 million long-term liability for this matter. In addition to the remediation work required at the Company's Dover, N.J., plant, liabilities exist for clean-up costs associated with hazardous materials at nine other on-site and off-site waste disposal facilities. Howmet has been, or may be, named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws at these locations. At December 31, 1998, $4.2 million of accrued environmental liabilities are included in the consolidated balance sheet for these nine sites. At December 31, 1997, the consolidated balance sheet included $4.4 million of accrued liability related to eight sites. The indemnification discussed above applies to the costs associated with the Dover, N.J., plant and the nine other locations.

In addition to the above environmental matters, and unrelated to Howmet operations, Howmet and Pechiney, S.A. are jointly and severally liable for environmental contamination and related costs associated with certain discontinued mining operations owned and/or operated by a predecessor-in-interest until the early 1960s. These liabilities include approximately $16 million in remediation and natural resource damage liabilities at the Blackbird Mine site in Idaho and a minimum of $10 million in investigation and remediation costs at the Holden Mine site in Washington. Pechiney, S.A. has agreed to indemnify Howmet for such liabilities. In connection with these environmental matters, Howmet has recorded a $26 million liability which is classified in "Accrued interest and other noncurrent liabilities," and an equal $26 million receivable from Pechiney, S.A., which is classified in "Other noncurrent assets." At December 31, 1997, $29.3 million of liability and receivables were included in the balance sheet for these issues. Pechiney, S.A. is currently funding all amounts related to these liabilities.

NOTE 17. LEASE COMMITMENTS

The Company has operating leases that are principally short-term and primarily for building, office space and other real estate. Rental expense charged was $24, $15.1, and $13.8 million in 1998, 1997 and 1996, respectively. Renewal and purchase options are available on certain of these leases. Future minimum rental commitments under non-cancelable operating leases total approximately $51.6 million with $14.8, $12.9, $6.1, and $4.3 million committed in 1999 through 2002 respectively, and $13.5 million thereafter. Certain plant facilities and equipment are provided for use by the government under short-term or cancelable arrangements.

NOTE 18. STOCK OPTION AND PERFORMANCE UNIT PLANS

The Company's Stock Option Plans provide that grants of stock options, shares of restricted stock, and other awards may be made to key Company employees and its affiliates in which the Company has a direct or indirect equity interest. Stock option activity is summarized as follows:

                                                                 Weighted
                                                                Average Per
                                                      Shares       Share
---------------------------------------------------------------------------
Options outstanding at December 31, 1995 (1,364,698
 exercisable shares)                                 2,133,498    $12.61
Granted                                                479,048    $19.73
Lapsed or forfeited                                    (34,800)   $17.43
Exercised                                             (175,888)   $12.50
---------------------------------------------------------------------------
Options outstanding at December 31, 1996 (1,567,658
 exercisable shares)                                 2,401,858    $13.97
Granted                                                229,392    $39.61
Lapsed or forfeited                                    (70,000)   $19.30
Exercised                                             (327,952)   $13.03
---------------------------------------------------------------------------
Options outstanding at December 31, 1997 (1,634,898
 exercisable shares)                                 2,233,298    $16.58
Granted                                                310,756    $39.33
Lapsed or forfeited                                    (40,168)   $23.27
Exercised                                             (221,708)   $15.34
---------------------------------------------------------------------------
Options outstanding at December 31, 1998 (1,683,422
 exercisable shares)                                 2,282,178    $19.68
---------------------------------------------------------------------------

Options outstanding at December 31, 1998, have expiration dates ranging from July 1999 to October 2008.

Limited appreciation rights were outstanding covering 143,450 option shares. Limited appreciation rights are paid automatically in cash in lieu of other related options upon a change in control of the Company.

During 1995, 460,000 Cordant stock options were contingently granted to certain Howmet employees. Such options were granted at $17.75 per share (380,000) and $20.47 per share (80,000), the market price on the date of grant. At December 31, 1998, 360,000 options remained outstanding net of lapses. These options vest 50 percent on the date Cordant acquires 100 percent ownership of Howmet prior to December 31, 2001, and vest in increments of 25 percent on the second and third anniversary date of such acquisition. Such options expire ten years from the date granted. Subsequent to the initial grant of those options, the participants were granted rights under an alternative plan whereby if Cordant does not acquire 100 percent of Howmet by December 13, 2001, each participant will vest in an amount equal to the gain in such Cordant options on such date. Since vesting is assured under the alternative plan, Howmet is recording compensation expense related to that plan over the six-year vesting period ending December 13, 2001. During 1998 and 1997, Howmet recorded $.6 and $2.9 million respectively of compensation expense related to these options.

Shares of common stock reserved for both outstanding and future grants of options and other stock-based awards at December 31, 1998 and 1997 were 3,761,636 and 3,983,344 shares, respectively.

In accordance with the provisions of SFAS No. 123, the Company has elected to continue to account for stock-based compensation using the intrinsic value method under APB Opinion No. 25 and, accordingly, does not recognize compensation cost for options issued to employees at market value. If the Company recognized compensation cost based on the fair value of the options granted at grant date, as prescribed by SFAS No. 123, net income and earnings per share on a pro forma basis would have been reduced approximately 2.4 and
2.1 percent in 1998 and 1997 respectively.

Information regarding stock options outstanding and exercisable as of December 31, 1998, is as follows:

                                                      Price Range
                                        ---------------------------------------
                                          $5.84    $12.22    $17.75    $36.13
                                        to $12.06 to $17.19 to $27.84 to $45.59
-------------------------------------------------------------------------------
Options Outstanding:
 Number                                   459,236   672,965   663,845   486,132
 Weighted average exercise price            $7.67    $14.35    $18.78    $39.61
 Weighted average remaining contractual
  life                                  3.1 years 5.8 years 7.3 years 9.2 years
Options Exercisable:
 Number                                   459,236   672,965   483,845    67,376
 Weighted average exercise price            $7.67    $14.35    $19.05    $40.06
-------------------------------------------------------------------------------

Howmet Options

Howmet established a stock option plan in 1997, to provide stock options, shares of restricted stock and Stock Appreciation Rights (SARs) to key Howmet employees. Howmet's plan may grant up to 5 million shares of Howmet common stock to employees and has reserved 5 million common shares for the plan. In December 1997, 4,377,500 options were granted with a $15.00 exercise price. Activity for 1998 follows:

                                                          Weighted
                                                         Average Per
                                               Shares       Share
--------------------------------------------------------------------
Options outstanding at December 31, 1997 (no
 exercisable shares)                          4,377,500    $15.00
Granted                                          98,000    $14.42
Lapsed or forfeited                            (162,500)   $15.00
Exercised
--------------------------------------------------------------------
Options outstanding at December 31, 1998 (no
 exercisable shares)                          4,313,000    $14.98
--------------------------------------------------------------------

The Howmet options granted in December 1997 will vest and become exercisable in 25 percent increments on January 1 of each year beginning in 1999. The options outstanding at December 31, 1998 have exercise prices ranging from $12.22 to $15.66 and a weighted average remaining contractual life of seven years. Options outstanding at December 31, 1998 expire in December 2005.

Howmet SARs

Certain key Howmet employees participate in a SARs plan. The maximum per share value of the outstanding SARs is limited to the difference between $15 and the SARs' base price per share (generally $2). The SARs vest over a five-year period ending 2001 based upon passage of time and the operating performance of the Company. SARs expense is adjusted quarterly based on the market value of the stock and vesting. At December 31, 1998 and 1997 there were approximately
4.3 million SARs outstanding. Howmet recorded $10.8, $31.4 and $6.6 million of expense related to the plan for the years ended December 31, 1998, 1997 and 1996 respectively. At December 31, 1998 and 1997, $43.5 and $38 million, respectively, was included in the amount captioned "Accrued interest and other noncurrent liabilities" in the consolidated balance sheet.

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used in estimating fair values:

Cash and cash equivalents: The carrying amount approximates fair value.

Receivables: The fair value of receivables approximates the carrying amount. The fair value of certain receivables, due to the collection of certain receivables over an extended period, is based on the discounted value of expected future cash flows which difference is insignificant.

Short-term and long-term debt: The carrying value of short-term debt approximates fair value. The fair value of long-term debt is estimated based on the current borrowing rates for similar issues and also approximates the carrying amount.

Off-balance-sheet instruments: The Company enters into forward exchange contracts as a hedge against currency fluctuations of certain foreign currency transactions. At December 31, 1998, the Company had contracts to buy and sell various currencies with maturity dates ranging from January 1999 through December 1999. The total notional contract value of these transactions in U.S. dollars was $64.3 million. The fair value of the contracts is the $.2 million of unrecognized gain as of December 31, 1998. The fair value of these contracts was estimated based on December 31, 1998 foreign exchange rates obtained from dealers. Gains or losses arising from foreign exchange contracts offset foreign exchange gains or losses on underlying hedged commitments. The impact on the financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

The Company enters into forward exchange contracts with major dealers and does not require collateral. If a counterparty was not able to completely fulfill its contract obligations, the Company would incur a loss equal to the amount of any gain on the contract.

NOTE 20. OPERATIONS BY INDUSTRY SEGMENT

The Company has three reportable segments: Propulsion Systems, Fastening Systems, and Investment Castings. The Company's reportable segments manufacture and distribute distinct products with different production processes.

The Propulsion Systems segment consists of solid rocket propulsion for NASA, the Department of Defense, and various commercial customers for space applications, as well as, gas generator and ordnance products, metal and composite components, and services relating to such systems.

The Fastening Systems segment consists of specialty Fastening Systems for a broad range of aerospace and industrial applications worldwide.

The Investment Castings segment provides products worldwide for both the aerospace and industrial gas turbine (IGT) markets.

The Company evaluates performance and allocates resources based on operating income, which is pre-tax income before interest income and expense, and excludes any equity income and other non-operating expenses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. In accordance with industry practice, a proportionate share of Corporate general and administrative expense is allocated and reimbursed through Propulsion Systems contracts. Intersegment sales and transfers are not significant.

The following table summarizes segment information:

                                             Year Ended December 31
                                            --------------------------
(in millions)                                 1998      1997     1996
-----------------------------------------------------------------------
Net sales
 Investment Castings(/1/)                   $1,350.6  $  105.2
 Propulsion Systems                            643.0     645.5  $611.7
 Fastening Systems                             433.3     319.4   252.9
-----------------------------------------------------------------------
  Consolidated net sales                    $2,426.9  $1,070.1  $864.6
-----------------------------------------------------------------------
Segment operating income
 Investment Castings(/1/)                   $  185.8  $   11.7
 Propulsion Systems(/2/)                        82.1      64.4  $ 63.3
 Fastening Systems(/3/)                         65.2      40.4     8.0
-----------------------------------------------------------------------
  Segment operating income                     333.1     116.5    71.3
 Unallocated corporate expense                 (24.4)    (12.8)   (3.5)
 Equity income                                    .4      35.3    15.1
 Interest income                                12.8       7.0     8.1
 Interest expense                              (28.3)     (4.0)   (3.6)
 Other, net                                     (4.2)     (2.2)    (.8)
-----------------------------------------------------------------------
Consolidated income before income taxes,
 minority interest, and extraordinary item  $  289.4  $  139.8  $ 86.6
-----------------------------------------------------------------------
Total assets
 Investment castings(/1/)(/4/)              $1,228.0  $1,168.2
 Propulsion systems                            292.9     327.0  $335.3
 Fastening systems                             504.3     239.3   244.8
 Corporate                                      68.3      48.9   238.1
-----------------------------------------------------------------------
Consolidated assets                         $2,093.5  $1,783.4  $818.2
-----------------------------------------------------------------------
Depreciation and amortization expense
 Investment castings(/1/)                   $   64.1  $    6.6
 Propulsion systems                             21.5      27.4  $ 29.9
 Fastening systems                              15.7      11.8    12.5
 Corporate                                        .7        .5     1.6
-----------------------------------------------------------------------
Consolidated depreciation and amortization
 expense                                    $  102.0  $   46.3  $ 44.0
-----------------------------------------------------------------------
Capital expenditures
 Investment castings(/1/)                   $   83.0  $   15.2
 Propulsion systems                             13.3       9.1  $ 12.2
 Fastening systems                              13.4      11.6    12.9
 Corporate                                       5.0        .4     7.9
-----------------------------------------------------------------------
Consolidated capital expenditures           $  114.7  $   36.3  $ 33.0
-----------------------------------------------------------------------

(/1/) Consolidation of Investment Castings began with December 1997.
(/2/) The Propulsion Systems income in 1996 included a $1.3 million restructuring reserve release.
(/3/) The Fastening Systems income in 1998 included a $3 million relocation charge and income in 1996 included a $5 million inventory write-off and a $.9 million restructuring reserve release.
(/4/) Excludes the Restricted Trust (See Note 6).

Corporate assets consist principally of cash and cash equivalents, income tax receivable, property, plant, and equipment, other noncurrent assets, and in 1996, investment in Howmet.

Consolidated revenues from external customers are from the following products:

                                                Year Ended December 31
                                               ------------------------
(in millions)                                    1998     1997    1996
-----------------------------------------------------------------------
Net sales by markets and major product lines:
 Aerospace castings market                     $  802.5 $   64.3
 Industrial gas turbine castings market           476.1     35.4
 RSRM                                             410.6    395.5 $374.6
 Industrial fastener market                       237.8    148.6  134.5
 Other propulsion                                 232.4    250.0  237.1
 Aerospace fastener market                        195.5    170.8  118.4
 Other castings market                             72.0      5.5
-----------------------------------------------------------------------
  Consolidated net sales                       $2,426.9 $1,070.1 $864.6
-----------------------------------------------------------------------

Net sales under U.S. government contracts and subcontracts, primarily by the Propulsion and Investment Castings segments, amounted to $730.6, $576.5 and $571.9 million for 1998, 1997 and 1996, respectively. The sales as a percentage of consolidated net sales were 30, 54, and 66 percent for 1998, 1997 and 1996, respectively. Investment Castings had sales to one customer of $251 million or 10 percent of the Company's consolidated total.

NOTE 21. GEOGRAPHIC INFORMATION

The Company is a multinational entity with operating subsidiaries in four geographic regions: United States, Europe (including France and the United Kingdom), Canada, and Asia (including Japan, Taiwan, and Australia). Intercompany transfers between geographic areas are not significant. Allocated long lived assets exclude the $716.4 million Restricted Trust (See Note 6. Restricted Trust and Related Pechiney Notes Payable).

                                 Year Ended December 31

(in millions)                     1998     1997    1996
--------------------------------------------------------
Net Sales
 United States                  $1,766.3 $  944.1 $785.3
 Europe                            481.0     79.3   47.0
 Canada                             95.8     21.2   12.4
 Asia                               83.8     25.5   19.9
--------------------------------------------------------
Consolidated net sales          $2,426.9 $1,070.1 $864.6
--------------------------------------------------------
Long lived Assets
 United States                  $1,318.1 $1,063.9 $514.7
 Europe                            120.2    119.5   14.4
 Canada                             37.7     27.4     .1
 Asia                               19.1       .6     .8
--------------------------------------------------------
Consolidated long lived assets  $1,495.1 $1,211.4 $530.0
--------------------------------------------------------

NOTE 22. QUARTERLY FINANCIAL HIGHLIGHTS (Unaudited)

                                               Calendar Year 1998
                                               Three Months Ended
                                       ------------------------------------
                                                     Sept.   June
(in millions, except per share data)    Dec. 31        30     30   March 31
---------------------------------------------------------------------------
Net sales                               $640.5       $595.1 $628.6  $562.7
Operating income(/1/)(/5/)                64.5         90.8   81.8    71.6
Net income                                29.6         38.5   41.1    32.8

Net income per share(/2/)                  .80         1.03   1.09     .87
Cash dividends paid per share(/2/)         .10          .10    .10     .10
Market price(/2/)
 High                                    44.63        48.38  55.75   50.13
 Low                                     31.38        35.63  44.50   39.53
---------------------------------------------------------------------------

                                                Calendar Year 1997
                                                Three Months Ended
                                       ------------------------------------
                                                     Sept.   June
(in millions, except per share data)    Dec. 31(/3/)   30     30   March 31
---------------------------------------------------------------------------
Net sales                               $350.3       $237.7 $255.6  $226.5
Operating income(/1/)                     36.9         25.8   21.3    19.7
Income before extraordinary item          23.5         28.6   23.7    20.8
Net income(/4/)                           16.4         28.6   23.7    20.8

Income per share before extraordinary
 item(/2/)                                 .62          .76    .63     .56
Net income per share(/2/)(/4/)             .43          .76    .63     .56
Cash dividends paid per share(/2/)         .10          .10    .10    .085
Market price(/2/)
 High                                    47.25        44.13  38.13   30.44
 Low                                     39.88        33.88  27.44   22.25
---------------------------------------------------------------------------

(/1/) Previously reported amounts have been reclassified to conform to the 1998 year-end presentation.
(/2/) All per share data has been adjusted for the two-for-one stock split that was paid on March 13, 1998.
(/3/) Includes one month of Howmet's results.
(/4/) The fourth quarter of 1997 included Howmet debt refinancing charges of $20.2 million ($7.1 million or $.19 per share after tax and minority interest).
(/5/) Operating income in the third quarter included $8.1 million of SAR benefit. This amount was reversed in the fourth quarter due to Howmet common stock price fluctuation.

NOTE 23. SUBSEQUENT EVENT

On February 8, 1999, the Company acquired for $385 million the remaining 22.65 million shares of Howmet International Inc. common stock owned by Carlyle and entered into a new Standstill Agreement and extended an existing covenant not to compete. With this purchase of the Carlyle shares, the Company's ownership of Howmet International Inc. common stock increases to 84.65 million shares representing 84.65 percent of Howmet's outstanding voting common stock. The remaining 15.35 million shares of Howmet common stock is publicly owned. The acquisition was financed with borrowings under a new unsecured $400 million bank line of credit established in conjunction with the stock purchase. The interest rate on this facility is based on LIBOR plus a spread, and was 5.75 percent at the time of the transaction. As a result of this acquisition, a one-time tax adjustment will be recorded in the first quarter of 1999 to reverse $7.1 million or $.19 per share of an accumulated dividend tax previously accrued.

NOTE 24. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS (UNAUDITED)

On March 3, 1999, Howmet received from the U.S. Air Force a Notice of Proposed Debarment from future government contracts and subcontracts directed at Howmet Corporation and Howmet Cercast (Canada), Inc. The Air Force unilaterally terminated the proposed debarment with respect to Howmet Corporation by letter to it on March 10, 1999, thus permitting Howmet Corporation to resume accepting U.S. government contracts and subcontracts. The continuing proposed debarment with respect to Howmet's Cercast Canadian subsidiary is based on certain of the above testing issues discussed in Note 15, and improper vendor payments that took place at the Cercast Canadian operations. Debarment does not affect existing Cercast contracts, other than extensions. Howmet is taking steps to have the proposed Cercast debarment withdrawn. In the unlikely event a debarment were imposed for an extended period of time, such action would negatively impact sales and profits in future periods. However, the Company believes such impact would be immaterial to results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

On May 5, 1998, Thiokol Corporation changed its corporate name to Cordant Technologies Inc. (the Company or Cordant). Two of the Company's three business segments have retained their names (Huck International, Inc., and Howmet International Inc.) and operate as subsidiaries of the Company. The Propulsion Group, now called Thiokol Propulsion, operates as a division of the Company.

The Company's Board of Directors amended the bylaws of the Company and changed the fiscal year-end from June 30 to a calendar year-end. All historical information in this report has been prepared to conform to a calendar year-end presentation. The Company made the change to coordinate Cordant and Howmet International Inc. (Howmet) reporting periods and to reduce the confusion that accompanies a non-calendar year-end. Howmet reports separately on a calendar year-end basis.

The Company increased its ownership in Howmet from 49 percent to 62 percent on December 2, 1997. Accordingly, beginning in December 1997, Howmet's earnings, cash flows, and its balance sheet have been consolidated with the Company's. As a result, the operating results for 1997 include eleven months of Howmet's earnings reported under the equity method and one month of Howmet earnings on a consolidated basis. Operating results for 1998 include Howmet's earnings on a consolidated basis. Minority interest in income and equity is also reported for the 38 percent of Howmet the Company does not own. Due to the consolidation of Howmet in the Company's financial statements, comparison of financial information for the respective periods is difficult and may not be relevant. In order to facilitate an understanding of the Company's data, separate Howmet comparative data and analysis have been included below for the respective periods being reported.

On June 11, 1998, the Company acquired Jacobson Manufacturing Company Inc. for $273.6 million. Jacobson has contributed from June 11 through December 31, $78 million in sales and $10 million in operating income. Jacobson's results are included in the consolidated results of the Company within the Fastening Systems segment.

The Company has adopted Financial Accounting Standards Board (FASB) statement 128 "Earnings per Share," discussed in the notes to the Company's consolidated financial statements above. All of the following discussion reflects diluted earnings per share, which approximates the primary earnings per share method previously reported by the Company. All earnings per share amounts, number of shares, stock option data and market prices of the Company's common stock have been restated and adjusted for the two-for-one stock split (dividend) on March 13, 1998.

RESULTS OF OPERATIONS--1998 COMPARED TO 1997

Net income for the year ended December 31, 1998 was $142 million, or $3.79 per share, a 47 percent increase compared to income before extraordinary item last year of $96.6 million, or $2.57 per share. Net income increased 59 percent over the $89.5 million, or $2.38 per share, reported in 1997.

Net income for 1998 included tax interest income and tax refunds of $6.1 million, or $.16 per share. Net income for 1997 included an extraordinary charge of $7.1 million, or $.19 per share, net of income taxes and minority interest, related to Howmet's debt refinancing.

Summary financial information for the twelve months ended December 31:

(in millions, except per share                            Better
data)                                  1998      1997    (Worse)   Percent
--------------------------------------------------------------------------
Sales
Investment Castings                  $1,350.6  $  105.2  $1,245.4   1,184
Propulsion Systems                      643.0     645.5      (2.5)
Fastening Systems                       433.3     319.4     113.9      36
--------------------------------------------------------------------------
  Total sales                        $2,426.9  $1,070.1  $1,356.8     127
--------------------------------------------------------------------------

Operating income
Investment Castings                  $  185.8  $   11.7  $  174.1   1,488
Propulsion Systems                       82.1      64.4      17.7      27
Fastening Systems                        65.2      40.4      24.8      61
Unallocated corporate expense           (24.4)    (12.8)    (11.6)    (91)
--------------------------------------------------------------------------
  Total operating income                308.7     103.7     205.0     198

Equity income of affiliates                .4      35.3     (34.9)    (99)
Interest income                          12.8       7.0       5.8      83
Interest expense                        (28.3)     (4.0)    (24.3)   (608)
Other, net                               (4.2)     (2.2)     (2.0)    (91)
Income taxes                           (107.6)    (41.4)    (66.2)   (160)
--------------------------------------------------------------------------
Income before minority interest and
 Extraordinary item                     181.8      98.4      83.4      85
Minority interest                       (39.8)     (1.8)    (38.0)  2,111
--------------------------------------------------------------------------
Income before extraordinary item        142.0      96.6      45.4      47
Extraordinary item--loss on early
 Retirement of debt                                (7.1)      7.1     100
--------------------------------------------------------------------------
 Net income                          $  142.0  $   89.5  $   52.5      59
--------------------------------------------------------------------------
Per diluted share:
 Income before extraordinary item    $   3.79  $   2.57  $   1.22      47
 Net income                          $   3.79  $   2.38  $   1.41      59
--------------------------------------------------------------------------

Business Segment Sales and Income For 1998

Investment Castings

On December 2, 1997, the Company purchased an additional 13 percent of Howmet common stock for $183.8 million, increasing the Company's ownership percentage to 62 percent. Howmet's results have been consolidated in 1998, while 1997 includes consolidated Howmet results for one month at 62 percent and Howmet equity income at 49 percent for eleven months.

Following is a reconciliation of Howmet's contribution to the Company's income for the twelve months ended December 31:

(in millions)                                                   1998   1997
-----------------------------------------------------------------------------
Howmet income before extraordinary item                        $110.4  $72.0
Less preferred paid-in-kind dividend                             (5.6)  (5.1)
-----------------------------------------------------------------------------
Income before extraordinary item available to common
 shareholders                                                   104.8   66.9
-----------------------------------------------------------------------------
Company's interest in Howmet income before extraordinary item    65.0   33.4
Add preferred paid-in-kind dividend                               5.6    5.1
-----------------------------------------------------------------------------
Howmet's contribution to the Company's income before
 extraordinary item                                              70.6   38.5
Less the Company's 7 percent tax on Howmet income                (5.0)  (2.7)
-----------------------------------------------------------------------------
Howmet's total after-tax contribution to the Company's income
 before extraordinary item                                     $ 65.6  $35.8
-----------------------------------------------------------------------------

Howmet contributed income, after minority interest and taxes, of $65.6 million, or $1.75 per share in 1998, an 83 percent increase compared to $35.8 million, or $.95 per share, for the prior year. Cordant Technologies' 13 percent ownership increase in December 1997 contributed $12.1 million, or $.32 per share, to the increase.

The following information summarizes Howmet's results, including the 38 percent minority share, before consolidation for the twelve months ended December 31:

                                                    Better  Percent
(in millions)                       1998     1997   (Worse) Change
-------------------------------------------------------------------
Net sales                         $1,350.6 $1,258.2  $92.4      7
Cost of goods sold                 1,039.1    963.8   75.3      8
Gross profit                         311.5    294.4   17.1      6
Operating income                     189.7    154.5   35.2     23
Income before extraordinary item     110.4     72.0   38.4     53
Net income                        $  110.4 $   59.7  $50.7     85
-------------------------------------------------------------------

Howmet's sales for 1998 increased $145.8 million, or 12 percent on a comparable basis with the prior year, adjusting for the sale of the lower margin refurbishment business. The sales increase is due to volume increases in the aerospace and industrial gas turbine (IGT) markets. Also affecting comparability is $9.7 million of additional revenue in 1997 from a pricing adjustment with a customer that was not repeated in 1998 and is not expected to recur in the future.

Howmet's increase in income resulted from the higher revenues and increased operating margins. Stock Appreciation Rights (SAR) expense also decreased $20.6 million from the prior year. SAR expense is adjusted quarterly based on vesting and the market value of Howmet's common stock. In the event the market value of Howmet's common stock drops below a $15.00 per share threshold, income is recognized in the income statement. See Note 18 of the Company's Consolidated Financial Statements. Warranty and other provisions of approximately $6.5 million, including the $4 million discussed in the next paragraph, were recorded in both years, primarily in the fourth quarters. Also contributing to the income increase were reduced debt levels and lower interest rates that reduced interest expense by $18.3 million, or 59 percent.

Starting in late 1998 Howmet discovered certain product testing and specification non-compliance issues at two of its Cercast aluminum casting operations. Howmet notified customers, is actively cooperating with them and government agencies in the investigation of these matters and is implementing remedial action. Data collection and analysis must be completed before a definitive estimate of the cost to resolve these matters can be completed. Customers have asserted no formal claims and Howmet knows of no in-service problems associated with these issues. Based on preliminary evaluation, however, Howmet has recorded an estimated loss of $4 million in its consolidated statement of income for the year ended December 31, 1998. Based on currently known facts, Howmet believes that additional costs beyond $4 million, if any, would not have a material adverse effect on Howmet's financial position, cash flow, or annual operating results. However, additional cost when and if accrued may have a material adverse impact on the quarter in which it may be accrued.

On March 3, 1999 Howmet received from the U.S. Air Force a Notice of Proposed Debarment directed at Howmet Corporation and Howmet Cercast (Canada), Inc. from future government contracts and subcontracts. The Air Force unilaterally terminated the proposed debarment with respect to Howmet Corporation by letter to it on March 10, 1999, thus permitting Howmet Corporation to resume accepting U.S. government contracts and subcontracts. The continuing proposed debarment with respect to Howmet's Cercast Canadian subsidiary is based on certain of the above testing issues and improper vendor payments that took place at the Cercast Canadian operations. Debarment does not affect existing Cercast contracts, other than extensions. Howmet is taking steps to have the proposed Cercast debarment withdrawn. In the unlikely event a debarment were imposed for an extended period of time, such action would negatively impact sales and profits in future periods. However, the Company believes such impact would be immaterial to results of operations.

Propulsion Systems

Propulsions Systems sales were flat compared to last year. Higher Space Shuttle Reusable Solid Rocket Motor (RSRM), Missile Defense and Trident program sales were offset by lower sales in the Demilitarization and Japanese Technology Transfer programs.

Operating income for Propulsion Systems increased 27 percent from the prior year. Operating margins increased from 10 percent in 1997 to 12.8 percent in 1998. The higher income resulted primarily from significantly higher Commercial Launch Motor and RSRM margins.

Fastening Systems

Huck's Fastening Systems sales and operating income for the year were higher than last year reflecting both the Jacobson Manufacturing acquisition during the year and continued strength in both commercial aircraft and industrial markets. During the year a $3 million pre-tax charge was taken to close and relocate the industrial fastener operations at Branford, Connecticut, to Huck's facility in Waco, Texas. The Branford closure will result in reduced fixed costs and allow utilization of available capacity in Waco. Excluding the $3 million relocation charge, operating income increased 69 percent over the prior year. Operating margins for the year were 15.7 percent, excluding the relocation charge, compared to 12.6 percent in the prior year. Operating margins continued to benefit from both ongoing cost control initiatives and increased revenues. Excluding Jacobson's results, and the Branford charge, sales and operating income increased 11 and 43 percent, respectively, over the prior year. Sales were strong in both the aerospace and industrial markets, particularly in the large truck, trailer, and rail markets.

Fastening Systems book-to-bill ratios, defined as period orders divided by period shipments, for the twelve months ended December 31, were as follows:

            1998 1997
---------------------
Aerospace    .84 1.28
Industrial  1.00 1.06
---------------------
Total        .93 1.17
---------------------

Book to bill ratios are used as an indicator of future sales, but as with all indicators, such ratios have inherent limitations and actual results may be different. Since the book to bill ratio used is not a generally accepted accounting principle disclosure, other companies may calculate this ratio differently and utilize the ratio for different purposes.

Income Taxes and General and Administrative Expense

In 1998, the Company had an effective income tax rate of 37.2 percent, compared with 29.6 percent before the extraordinary item for 1997. The higher rate in 1998 was due primarily to the consolidation of Howmet, whose effective tax rate in 1998 was 37 percent. In addition, Cordant is required to accrue tax at a 7 percent rate on its share of Howmet net income. The Company's effective income tax rate would have been higher if not for a reduced tax rate during the first six months of 1998. This lower rate resulted from a United States tax benefit related to a reorganization of investments in certain overseas operations, from the recognition of certain tax refunds, and from the return to tax profitability of certain European operations enabling the use of tax loss carry-forward amounts. The effective tax rate for 1999 is expected to be approximately 39 percent.

General and administrative expense for 1998 increased 114 percent or $103.3 million compared to the prior year. The increase was primarily attributable to the consolidation of Howmet, whose general and administrative expenses increased $86 million over the prior year. The increase is due to Howmet having 12 months of activity in Cordant's 1998 consolidated results compared to one month in 1997. Goodwill amortization increased $5.7 million due to the purchase of an additional 13 percent of Howmet in December 1997, and the purchase of Jacobson in June. Fastening Systems general and administrative expenses increased $7.8 million due primarily to the addition of Jacobson's general and administrative expenses.

Interest expense increased $24.3 million primarily from the consolidation of Howmet's results as well as increased borrowings associated with the additional purchase of 13 percent of Howmet common stock and the Jacobson acquisition.

Selected Financial Data

For the twelve months ended December 31:

                                  1998                        1997(/1/)
----------------------------------------------------------------------------------

(in millions)          Cordant  Howmet  Consolidated Cordant  Howmet  Consolidated
----------------------------------------------------------------------------------
Net cash provided by
 operating activities  $145.8   $207.4     $353.2    $ 85.0   $ 25.6     $110.6
Capital expenditures    (31.7)   (83.0)    (114.7)    (21.2)   (15.1)     (36.3)
Dividends               (14.6)              (14.6)    (14.1)              (14.1)
----------------------------------------------------------------------------------
                       $ 99.5   $124.4     $223.9    $ 49.7   $ 10.5     $ 60.2
----------------------------------------------------------------------------------
Total debt(/2/)        $313.6   $ 91.0     $404.6    $125.9   $208.4     $334.3
Less cash & cash
 Equivalents              7.7     37.6       45.3        .2     45.4       45.6
----------------------------------------------------------------------------------
                       $305.9   $ 53.4     $359.3    $125.7   $163.0     $288.7
----------------------------------------------------------------------------------

(/1/) Howmet results were consolidated starting in December 1997.
(/2/) Excludes Pechiney note payable (See Note 6 of the Company's Consolidated
      Financial Statements).

RESULTS OF OPERATIONS--1997 COMPARED TO 1996

Income before an extraordinary item for 1997 was $96.6 million, or $2.57 per share, an increase of 59 percent compared to $60.7 million, or $1.64 per share, in 1996. Net income for 1997 was $89.5 million, or $2.38 per share, a 47 percent increase compared to $60.7 million, or $1.64 per share in 1996. Net Income for 1997 included Howmet debt refinancing charges of $7.1 million, or $.19 per share. Net income for 1996 included tax credits of $3.7 million, or $.10 per share, tax interest income of $4.3 million, or $.12 per share, and Fastening Systems inventory charges of $3 million, or $.08 per share.

Summary financial information for the twelve months ended December 31:

                                                                Better
(in millions)                                   1997     1996   (Worse) Percent
-------------------------------------------------------------------------------
Sales
Propulsion Systems                            $  645.5  $611.7  $ 33.8      6
Fastening Systems                                319.4   252.9    66.5     26
Investment Castings                              105.2           105.2
-------------------------------------------------------------------------------
  Total sales                                 $1,070.1  $864.6  $205.5     24
-------------------------------------------------------------------------------
Operating income
Propulsion Systems                            $   64.4  $ 63.3  $  1.1      2
Fastening Systems                                 40.4     8.0    32.4    405
Investment Castings                               11.7            11.7
Unallocated corporate expense                    (12.8)   (3.5)   (9.3)   266
-------------------------------------------------------------------------------
  Total operating income                         103.7    67.8    35.9     53
Equity income of affiliates                       35.3    15.1    20.2    134
Interest income                                    7.0     8.1    (1.1)   (14)
Interest expense                                  (4.0)   (3.6)    (.4)    11
Other, net                                        (2.2)    (.8)   (1.4)   175
Income taxes                                     (41.4)  (25.9)  (15.5)    60
-------------------------------------------------------------------------------
  Income before minority interest and
   Extraordinary item                             98.4    60.7    37.7     62
Minority interest                                 (1.8)           (1.8)
-------------------------------------------------------------------------------
  Income before extraordinary item                96.6    60.7    35.9     59
Extraordinary item--loss on early Retirement
 of debt                                          (7.1)           (7.1)
-------------------------------------------------------------------------------
  Net income                                  $   89.5  $ 60.7  $ 28.8     47
-------------------------------------------------------------------------------
Per diluted share:
  Income before extraordinary item            $   2.57  $ 1.64  $  .93     57
  Net income                                  $   2.38  $ 1.64  $  .74     45
-------------------------------------------------------------------------------

Business Segment Sales and Income For 1997

Propulsion Systems

Propulsion Systems sales and operating income increased $33.8 million and $1.1 million, respectively. The increased sales were due to increases in the Commercial Launch Motor and Missile Defense programs. The sales increase was partially offset by lower sales in the Trident program, the closing of the government owned company operated (GOCO) ammunition plants, and lower flare production. The increased income included a $1.3 million restructuring reserve release in 1996. Increased income in the Commercial Launch Motor program was reduced by lower income in the Trident and the Technology transfer programs as well as the GOCO ammunition plant closure.

Fastening Systems

Fastening Systems sales in 1997 increased $66.5 million or 26 percent over 1996. Aerospace sales increased $52.4 million while industrial sales increased $14.1 million. The growth reflected stronger worldwide commercial aircraft and domestic industrial markets. The increased sales, combined with improved operating efficiencies, resulted in a $32.4 million or 405 percent operating income increase over 1996. The increase includes a $5 million pre-tax inventory charge in 1996 which was partially offset by a $.9 restructuring reserve release also in 1996. Aerospace income increased $24.5 million while industrial income increased $3.8 million excluding the inventory charge and restructuring reserve release. Fastening segment margins increased to 12.6 percent in 1997 from 4.8 percent excluding the inventory charge and restructuring reserve release. The increased margins were primarily the result of continuing cost control initiatives, pricing increases, and volume growth.

Investment Castings

On December 2, 1997, the Company purchased an additional 13 percent of Howmet common stock, increasing the Company's ownership percentage to 62 percent. Howmet results for 1997 were consolidated for one month at 62 percent and reported under the equity method at 49 percent for eleven months. The following information summarizes Howmet's results before consolidation for the twelve months ended December 31:

                                                    Better  Percent
(in millions)                       1997     1996   (Worse) Change
-------------------------------------------------------------------
Net sales                         $1,258.2 $1,106.8 $151.4     14
Cost of goods sold                   963.8    891.1   72.7      8
Gross profit                         294.4    215.7   78.7     36
Operating income                     154.5    102.0   52.5     51
Income before extraordinary item      72.0     25.6   46.4    181
Net income                        $   59.7 $   25.6 $ 34.1    133
-------------------------------------------------------------------

Following is a reconciliation of Howmet's contribution to the Company's income for the twelve months ended December 31:

(in millions)                                                  1997   1996
----------------------------------------------------------------------------
Howmet income before extraordinary item                        $72.0  $25.6
Less preferred paid-in-kind dividend                            (5.1)  (4.9)
----------------------------------------------------------------------------
Income before extraordinary item available to common
 shareholders                                                   66.9   20.7
----------------------------------------------------------------------------
Company's interest in Howmet income before extraordinary item   33.4   10.2
Add preferred paid-in-kind dividend                              5.1    4.9
----------------------------------------------------------------------------
Howmet's contribution to the Company's income
 before extraordinary item                                      38.5   15.1
Less the Company's 7 percent tax on Howmet income               (2.7)  (1.1)
----------------------------------------------------------------------------
Howmet's total after-tax contribution to the Company's income
 before extraordinary item                                     $35.8  $14.0
----------------------------------------------------------------------------

Howmet's sales for the twelve months ended December 31, 1997, increased $151.4 million or 14 percent from the prior year. The sales increase came primarily from the aerospace markets. Howmet's fiscal 1997 sales included an additional $9.7 million in revenue from a pricing adjustment with a customer that is not expected to recur in the future.

Howmet's earnings before extraordinary item were $72 million for 1997, an increase of 181 percent from $25.6 million in 1996. Income benefited from higher sales volume, improved operating performance, and a lower effective tax rate. Howmet's results for 1997 include an extraordinary charge of $12.3 million, net of taxes, for debt refinancing to take advantage of favorable interest rates and to eliminate certain restrictive covenants. Also included in 1997's operating results was an additional $6.5 million pre-tax warranty expense charge and a pre-tax $9.7 million benefit from the pricing adjustment mentioned above.

Net income for 1997 included $35.8 million or $.95 per share from the Company's investment in Howmet, excluding the extraordinary item, which was 37 percent of the Company's total income before extraordinary item. Net income for 1996 included $14 million or $.38 per share from the Company's investment in Howmet, or 23 percent of the Company's total net income.

General and administrative expense for 1997 of $90.3 million increased 33 percent or $22.2 million compared to 1996. Consolidating Howmet's results for December 1997 accounted for $15.2 million of the increase while general corporate expense increased $6.2 million. The higher corporate expense resulted from increased compensation expense and a $1 million donation to the Cordant Technologies Foundation. The effective income tax rate for 1997 before the extraordinary item was 29.6 percent compared to 29.9 percent for 1996.

Restructuring and Impairment

As a result of a comprehensive review of the Company's operating performance in Europe, a pre-tax restructuring charge of $5.9 million was recognized in the fourth quarter of 1995 relating to the anticipated shutdown of the fastening system's Germany operations. During the first quarter of 1996, the Company notified the 82 affected employees of the Germany plant shutdown. The charge included $3.6 million of employee severance expense and $1.7 million write down of long-lived assets.

During the 1993-1994 defense industry down turn, pricing pressures required the Company to review operations and reduce operating costs to remain competitive. During the first quarter of 1995, the Board of Directors determined a consolidation of the Company's manufacturing facilities and associated write down of assets was required. The Company recorded a $61.4 million pre-tax defense systems restructuring and related impairment charge including a $20 million write down for impaired long-lived assets and a $23.6 million write down of goodwill. Fair value of goodwill and fixed asset write-downs was determined by estimating discounted cash flows from future defense and non-shuttle vehicle operations. Also included was an estimated restructuring loss of $10.5 million on the disposition of fixed assets from two manufacturing facilities (Huntsville and Omneco), and a $7.3 million cash restructuring charge for costs related to the facility closures including $2.3 million of employee severance costs. The restructuring included 360 employee terminations. Fair value of the Huntsville and Omneco assets were based on estimated cash proceeds from asset sales net of the costs of disposal. During the fourth quarter of 1996, the restructuring was substantially completed and excess reserves from both programs were closed and credited to income. The propulsion and the Fastening Systems segments recognized $1.3 million and $.9 million in income, respectively. The restructuring plan included charges for certain issues that have not currently been resolved and the Company believes remaining reserves will be adequate to cover future costs.

A summary of restructuring reserve activity by program follows:

                                     U.S.    German
                                    Plants   Plant
(in millions)                      Shutdown Shutdown Total
------------------------------------------------------------
Reserve Balance at March 31, 1995   $ 17.8           $ 17.8
Fastening Systems restructuring              $ 5.9      5.9
Reductions (noncash)                  (1.2)            (1.2)
Payments made                          (.9)             (.9)
------------------------------------------------------------
Balance at December 31, 1995          15.7     5.9     21.6
Reductions (noncash)                 (13.2)   (5.0)   (18.2)
Payments made                         (1.2)            (1.2)
------------------------------------------------------------
Restructuring credit 1996           $  1.3   $  .9   $  2.2
------------------------------------------------------------

The Company has successfully negotiated with the government for recovery of certain of these costs. The Company estimates approximately $9 million to be recognized in Company profits during 1997 through 2000.

FUTURE OPERATIONS/BUSINESS ENVIRONMENT

Investment Castings

The Company operates its largest business segment, Investment Castings, through its Howmet subsidiary. Howmet manufactures cast components for the aircraft engine, airframe and industrial gas turbine (IGT) markets through operating companies located in the United States, France, the United Kingdom, Canada and Japan. Such castings are made from nickel and cobalt based superalloys, as well as titanium and aluminum. In the two aircraft related markets, Howmet supplies parts to both the military and the commercial sectors. Demand for Howmet's products varies as a function of the strength of the aircraft and IGT markets.

In the commercial aircraft market, from which the majority of Howmet's revenues are currently derived, production rates are at an all time high. However, 1999 is projected to be the peak production year in the current cycle with production rates expected to decline through 2002. Despite the reduction in the new aircraft build rate over this period, Howmet believes that aviation derived revenues and earnings will grow. This projection is due to (i) increased aftermarket sales supporting the installed fleet of nearly 13,000 aircraft,
(ii) increased use of technologically advanced, higher revenue components, and
(iii) market share increases with certain key customers. An important consideration in forecasting aero sales and earnings growth is the fact that the mix of aircraft Howmet expects to be built over the next several years is such that those aircraft from which Howmet derives its highest revenue is not expected to decline as much as the overall decline in aircraft builds. A further consideration is the comparative strength of the regional jet and business aircraft market where Howmet has a dominant market position.

Military and defense contractor sales comprised approximately 14 percent of Howmet's total 1998 sales. Future sales to the U.S. Government could be negatively impacted pending the outcome of the debarment matter previously discussed in "Results of Operations."

Industrial gas turbine activity, which represented about 35 percent of Howmet's revenues in 1998, is now experiencing a sharp increase. Industrial gas turbines, especially in the larger (greater than 120 MW) size range, are primarily used to generate electric power. These IGTs are in high demand at power plants because natural gas is available in large supplies, burns cleanly, and is comparatively inexpensive. Also, IGTs, especially those incorporating aero technologies, operate at much higher efficiencies compared to alternatives such as coal and oil. Further increasing demand is a recently heightened awareness in the U.S. of insufficient reserve power generating capacity. IGT power generation installations can be installed and made operational more quickly than the alternatives. As a result, most of the major IGT OEMs have significantly increased production rates. Several have sold all their capacity for 1999 and 2000 and are now accepting orders for 2001. Howmet is the majority supplier of turbine airfoils at each of the major OEM producers, a position that is enhanced by the fact that all such OEMs are introducing advanced new higher technology engines for which Howmet is, for all practical purposes, the sole provider of the critical turbine blades. As a result of the heightened OEM demand and expected growth in aftermarket component sales from an expanding installed base, Howmet expects its IGT business to increase for the next several years.

Howmet has experienced pressure from all of its major customers for price reductions. This pressure is the result of the competitive environment which Howmet's OEM customers are facing in the selling of their products in the worldwide market. Howmet's strategy to provide added value and service to its customers has been successful to date in offsetting much of the pricing pressures.

Since 1992, Howmet has significantly reduced costs and improved productivity, delivery and cycle times. As a result of these improvements, Howmet has enhanced its financial performance, and management believes further improvements can be achieved. Howmet employs specific programs designed to achieve these improvements. These programs include synchronous manufacturing, kaizen events (in which solutions to specific operational problems are achieved by teams of workers in concentrated time periods), quick shop intelligence (daily meetings of plant staff in which product-specific manufacturing issues are reviewed and solved), standardization of manufacturing and business processes throughout Howmet's facilities worldwide, specialization by plants in the production of certain families of castings and inter-facility manufacturing and technical support, including the sharing of best practices, under a "One Howmet" concept.

Propulsion Systems

The Propulsion Systems segment produces high-technology solid propellant motors for space and defense applications. Production of, and services for, the RSRM represented 17 percent of the Company's 1998 consolidated sales and 18 percent of consolidated operating income. The current contract with NASA extends the Company's production of the RSRM through 2001. In December 1998, an agreement was reached with NASA outlining all significant contractual issues for the RSRM Buy 4 contract. The final contract signing is expected during the first half of 1999. The Company expects the Buy 4 contract to include 35 flight sets, or 70 motors, and three flight support motors. Contract completion is expected during 2004. Currently, the Company anticipates follow-on contracts for RSRM motors through the life of the Space Shuttle program. The Space Shuttle program is expected to continue in service through approximately 2010. The Buy 4 contract type will be cost-plus-incentive/award-fee. NASA has provided the Company with long lead material procurement authorization to support Buy 4 production start in October 1998. The contract is subject to annual Congressional funding.

RSRM Buy 3 contract incentives to reduce costs over the life of the contract are expected to result in higher incentive fees in 1999 based on actual and anticipated contract cost performance. Cost management award fees of $121.9 million have been recognized on the current RSRM Buy 3 contract. Realization of such fees is reasonably expected based on actual and anticipated contract cost performance. However, all of the cost management award fees remain at risk until completion of the current contract and final NASA review. Unanticipated program problems, which erode cost management performance, could cause some or all of the recognized cost management award fees to be reversed and would be offset against receivable amounts from the government or be directly reimbursed to the government. Circumstances that could erode cost management performance include, but are not limited to: a failure of a Company supplied component; performance problems with the RSRM leading to a major redesign and/or requalification effort; manufacturing problems, including supplier problems, that could result in RSRM production interruptions or delays; and major safety incidents.

The level of United States government funding of space programs including the Space Station may impact the Space Shuttle launch schedule. The availability of Space Station hardware to meet the current schedule may also impact future launch rates and RSRM production. Significant reductions in the launch schedule would lower the Company's production rates and reduce related revenue and profits to the Company. The Company expects its defense sales and income to stabilize over the next year. Generally the industry is characterized by significant over capacity. Decreased defense spending has created a highly competitive pricing environment for tactical programs and has reduced margins on existing programs and new program opportunities. Propulsion Systems selection as the propulsion team leader in the Air Force's Minuteman program is valued at over $1 billion in sales over the next 10-15 years. The primary production phase of this program is not expected to begin until the year 2001, at which time there is expected to be an increase in sales. All government contracts are subject to termination and to annual Congressional funding.

Fastening Systems

The Fastening Systems segment operates in both aerospace and industrial markets. The aerospace market is greatly influenced by commercial aircraft build schedules that have increased significantly over the last two years but are anticipated to decrease beginning in 2000. The Company expects its fastener systems aircraft sales to decline during 1999 in anticipation of the decrease in the build schedules. Military aircraft spending is expected to continue at low production levels. Despite an expected sales decline in 1999, as a result of efficient manufacturing initiatives and other cost control efforts, operating margins are expected to decline only slightly.

The Fastening Systems industrial product lines, excluding the addition of Jacobson, saw substantial growth in sales (8 percent) and income (53 percent) in 1998. This increase was due primarily to the strong heavy-duty truck/trailer market. The industrial fastener sector is greatly influenced by general economic conditions. The Company does not expect a significant economic downturn in the next twelve months. With the recent operational improvements operating margins are expected to improve.

The Company completed its $273.6 million acquisition of Jacobson Manufacturing on June 11, 1998. Jacobson is a manufacturer of high-quality, custom-designed metal parts and fasteners and precision-engineered plastic products and is reported as part of the Fastening Systems segment. Its products are used in automotive, construction, consumer products and heavy equipment applications. Jacobson's injection molded plastic products include a variety of components and end products used in the computer, telecommunications and medical industries. These new product lines significantly broaden the Company's industrial fastener sector and provide new opportunities in a growing market for precision plastic components. Jacobson has six manufacturing facilities located in the United States.

OTHER MATTERS

The Company has operating leases, the majority of which are short-term and real estate related. Rental expense was $24 million in 1998. Renewal and purchase options are available on certain of these leases. Future minimum rental commitments under non-cancelable operating leases total approximately $51.6 million with $14.8, $12.9, $6.1 and $4.3 million committed in 1999 through 2002, respectively, and $13.5 million thereafter.

The Company is involved in various legal proceedings and uncertainties including those related to environmental matters as discussed in Notes 15 and 16 to the Company's consolidated financial statements, none of which are expected to have a material adverse effect upon the Company's financial position. However, depending on the amount and timing of an unfavorable resolution of these contingencies, the Company's future results of operations may be materially affected in a particular quarter.

ASIAN ECONOMIC CONDITIONS

The adverse Asian economic conditions did not have a material impact on Company sales or earnings during the year. Propulsion Systems sales in Asia are minimal. The future impact to Investment Castings and Fastening Systems is uncertain. To the extent Asian economic conditions impact the commercial aerospace, heavy-duty truck/trailer and IGT markets, such impact may affect the Company in the future.

MARKET RISK

The Company's long and short-term debt portfolio consists of both variable and fixed-rate instruments. The Company currently does not utilize interest rate derivative contracts. At December 31, 1998, approximately $289 million (including $55 million from Howmet's receivables securitization facility) of the Company's debt is tied to the London Interbank Offered Rates (LIBOR) interest rate. If the interest rate on this variable-rate debt were to change by 1 percent, net income would hypothetically increase or decrease by $1.2 million. If the interest rate on the Company's fixed-rate debt of $171 million were to change 1 percent, net income would hypothetically increase or decrease by $1 million. This hypothetical analysis does not take into consideration the effects of the economic conditions that would give rise to such an interest rate change or the Company's response to such hypothetical conditions, nor does it take into effect changes from the December 31, 1998 debt amounts.

The Company enters into forward exchange contracts to manage certain foreign currency exposures. These forward exchange contracts are hedges for risk management and are not used for trading or speculative purposes. Such hedges comply with Company policies approved by the Board of Directors. To mitigate the effects of changes in currency exchange rates on that portion of the foreign operations business conducted in foreign currencies, the Company regularly hedges by entering into foreign exchange forward contracts to cover near-term exposures. At December 31, 1998, for hedging purposes, the Company had the following forward exchange contracts outstanding:

Local Currency
                                 Contract &             U.S.      Local
                                  Currency             Dollar    Currency  Unrealized
(in millions)                       Type             Equivalent Equivalent    Gain
-------------------------------------------------------------------------------------
United Kingdom sterling  Buy United States dollar      $ 8.2        4.9
United States dollars    Buy Canadian dollar            25.2       25.2       $.1
Canadian dollars         Buy United States dollar        2.9        4.6
Japanese yen             Buy United States dollar        2.5      284.1
French francs            Buy United Kingdom sterling    11.9       66.3
French francs            Sell United States dollar      12.2       69.3        .1
Miscellaneous                                            1.4
-------------------------------------------------------------------------------------
                                                       $64.3                  $.2
-------------------------------------------------------------------------------------

All of the currencies listed above have foreign exchange contracts with maturity dates ranging from January 1999 through December 1999. The fair value of these foreign exchange contracts, which is the unrealized gain, was estimated based on December 31, 1998, foreign exchange rates obtained from dealers. If the U.S. dollar were to strengthen or weaken against these currencies by 10 percent, the hypothetical value of the contracts would increase or decrease by approximately $.4 million.

However, these forward exchange contracts are hedges, consequently any market value gains or losses arising from these foreign exchange contracts are offset by foreign exchange losses or gains on the underlying commitments. Calculations of the above effects assume that each rate changed in the same direction at the same time relative to the U.S. dollar. The calculations reflect only those differences resulting from mechanically replacing one exchange rate with another. They do not factor in any potential effects that changes in currency exchange rates may have on income statement translation, sales volume and prices, and on local currency costs of production.

The Company's international operation's net assets totaled $202.1 million at December 31, 1998. The effect of any change in foreign exchange rates on the translation of such net assets is reflected in the translation adjustment recorded in the equity section of the balance sheet. The Company does not hedge its foreign currency net asset exposures. The Company also has some commodity price risk but does not currently hedge commodity-related transactions. For additional information on policies and discussion of the Company's foreign exchange and financial instruments, see Notes 1 and 19 of the notes to the Company's consolidated financial statements.

YEAR 2000 REMEDIATION

The Company has a decentralized Information Systems (I.S.) function, wherein each of its three business segments operates autonomously with its own I.S. organization. Accordingly, each segment is conducting its own Year 2000 project that is unique to its particular operating environment. Each of the business segment projects is similarly organized into four distinct categories of effort. These four categories include the following: Business Information Systems Remediation; Embedded Processor Systems Remediation; Customer and Supplier Readiness; and Risk Assessment, Worst Case Scenarios and Contingency Planning.

Investment Castings

Business Information Systems Remediation: Investment Castings I.S. organization has identified virtually all date logic problems on its central mainframe and distributed server production systems and remediation is currently in process. This portion of the Year 2000 remediation project, which began in 1996, is scheduled, with minor exceptions, to be completed by June of 1999. All central systems will be placed under restrictive change control procedures to ensure that corrected systems are not inadvertently impacted by further changes. System-wide testing activity will be conducted periodically throughout 1999. The central I.S. Year 2000 project team also provides oversight for the sixteen small, local I.S. groups located at Howmet plant facilities. These plant teams have each completed a Year 2000 readiness assessment that identified all local business systems or equipment requiring corrective action or replacement. This remediation work is currently underway at all plants and is scheduled for completion by June of 1999.

Embedded Processor Systems Remediation: The central I.S. organization has provided each plant facility with guidance and support for embedded processor identification, evaluation, testing and remediation, where required. All plant teams are scheduled to complete this project category by June of 1999.

Customer and Supplier Readiness: Howmet I.S. and procurement personnel have communicated with several hundred of their key customers, suppliers and third parties regarding their respective Year 2000 readiness status and plans. These communications have included written inquiries or questionnaires and, in some instances, on-site meetings. Any electronic interfaces with individual business associates will be addressed on a case-by-case basis. Management has also responded appropriately to Year 2000 readiness inquiries from Howmet customers, suppliers and third parties. Howmet is not aware of any significant readiness issues at this time.

Risk Assessment, Worst Case Scenarios and Contingency Planning: Howmet Castings management believes the most likely worst case scenario would be a one or two week shutdown of individual pieces of critical equipment or computer systems at one or two manufacturing facilities, disrupting but not totally eliminating production at those plants. Workaround procedures would be established by the end of that period. Total remediation of the underlying problem could stretch over a six-month period. Management further believes that this is more likely to occur at its foreign facilities than its U.S. plants. Even in this eventuality, management believes that any loss of revenue during the period involved would be substantially recovered in later periods due to deferral rather than cancellation of orders or deliveries.

Howmet is currently developing Year 2000 Contingency Plans in three areas: 1) business systems processing at Howmet's primary data center; 2) procurement activities for critical raw materials and services, including transportation; and 3) local manufacturing processes and systems at each facility. These plans are expected to be completed during the third quarter of 1999. Howmet expects to employ various methods of risk mitigation such as: devising alternate manual processes for critical applications; installing a generator at Howmet's central computing facility; establishing a corporate command post and providing full staffing of I.S. and plant maintenance personnel during the year-end weekend; conducting extensive future date testing; developing an inventory build-up strategy; imposing extra product quality testing during the new year; validating customer and supplier electronic interfaces; scheduling shutdowns of critical equipment on December 31, 1999; and active monitoring, measuring, and auditing of plant compliance. While every effort has been made to anticipate and mitigate risks, it is possible that the inability of the Company or certain of its suppliers, customers or third parties to implement solutions to their respective Year 2000 issues on a timely and cost effective basis could have a material adverse effect on the Company.

Cost Information: The estimated cost at completion for all phases of the Howmet Castings project is $16.5 million. An estimated $6.5 million (39 percent) of this amount is for I.S. labor and miscellaneous project costs; these costs are being expensed as routine I.S. systems maintenance as incurred over the three-year duration of the project. Another $7.5 million (45 percent) is for software package purchase and implementation costs for applications that were installed or expedited for Year 2000 purposes. An additional $2.5 million (15 percent) has been spent for infrastructure upgrades or replacement. Approximately $9.3 million (56 percent) had been expended as of December 31, 1998; the estimated $7.2 million (44 percent) in remaining costs will be expended in 1999. No major information systems initiatives have been adversely affected due to staffing constraints or expenditures needed to remedy Year 2000 issues. Management has concluded that it will substantially benefit from these efforts because of the elimination of numerous old systems, implementation of several new state-of-the-art applications, new and thorough documentation of many older systems, and the creation of updated and improved business continuity plans.

Propulsion Systems

Business Information Systems Remediation: Thiokol Propulsion has completed its renovation on all major production applications. The objective of the project, which began in early 1996, was to identify all date-related program logic, to renovate, replace or eliminate all date processing problems, to validate the results via integrated system testing, and to implement into production the corrected application software. All systems that were replaced or renovated are in the process of validation testing (98 percent complete), which will finish in the first quarter of 1999 when the final systems will move into production. The production environment will then be maintained under restrictive change control procedures to ensure that corrected systems are not inadvertently impacted by further changes. System-wide testing activity will be conducted periodically throughout 1999. In addition, all computer and internal telecommunications hardware systems have been evaluated, upgraded and tested, as required, and are presently being moved into production. This activity will be completed in June of 1999 with the replacement of a telephone PBX system at an offsite location.

Embedded Processor Systems Remediation: Cross-functional teams at each Thiokol Propulsion facility have inventoried, evaluated, replaced or renovated, and tested all embedded processor systems with potential Year 2000 readiness risks. Systems evaluated include programmable process controllers, recording devices, data collection devices, security and alarm systems, pumps and pumping stations, power metering systems, elevators, HVAC timers, protective relays and card readers. To date 99 percent have been corrected or replaced with only minor issues remaining to be resolved. The scheduled completion for this category of effort is June of 1999.

Customer and Supplier Readiness: Thiokol Propulsion is actively communicating with its key customers, suppliers and third parties to help ensure that its supply chain dependencies and interfaces are or will be Year 2000 ready. This initiative, which will continue throughout 1999, involves written inquiries or questionnaires to these business associates regarding the status of their respective Year 2000 readiness efforts. For certain key customers, critical suppliers (i.e. railways, sole sources, critical materials and utilities) and third parties, on-premise meetings have been conducted to review detailed project plans and timetables. Thiokol has also responded appropriately upon receipt of such inquiries from its customers, suppliers and third parties. Management is not aware of any significant readiness issues at this time.

Risk Assessment, Worst Case Scenarios and Contingency Planning: Risk assessment and contingency planning for the Company's business information systems and embedded processor systems are expected to be completed by June of 1999. Additional categories of risk assessment and contingency planning focus on the external influences that the Company does not directly control. The outcomes of ongoing external renovation activities will be rigorously monitored with risks assessed and contingency plans put in place as required. The critical supplier chain has been addressed and contingency plans put into place, mitigating the risk of disruption to manufacturing operations for lack of materials or finished components. The NASA-critical solid rocket motor program risk has been assessed as minimal. With five flights planned for 1999 and ongoing production, five flight sets of hardware will be in inventory at Kennedy Space Flight Center by December 1999. This inventory will support the shuttle launch schedule through August 2000. Additionally, in December 1999, 3.6 flight sets of hardware will be in inventory at Thiokol Propulsion facilities. Risk assessment and contingency planning will be a dynamic activity and as such will be monitored and acted upon on a continual basis as risks are identified.

Cost Information: The estimated cost at completion for all phases of the Thiokol Propulsion project is $8.2 million. These costs are recorded as incurred over the three-year duration of the project. Approximately $7.1 million (87 percent) had been expended through December 31, 1998, and the $1.1 million (13 percent) in estimated remaining costs will be expended in 1999. Of the total estimated project cost, 64 percent is labor and miscellaneous project-related expense, 9 percent is for I.S. infrastructure upgrades and replacement, and 27 percent is for software package implementations that were performed or expedited to address Year 2000 issues. No major information systems initiatives have been adversely affected due to staffing constraints or expenditures needed to remedy Year 2000 issues. On average, Year 2000 project spending has consumed only 7.5 percent of the annual I.S. budget and 10-12 percent of I.S. staffing. Thiokol Propulsion management has concluded that it will substantially benefit from these efforts because of the elimination of several old systems, the implementation of new state-of-the-art applications, new and thorough documentation of many older systems, and the creation of updated and improved business continuity plans.

Fastening Systems

Business Information Systems Remediation: Huck Fasteners is employing a dual approach to Year 2000 readiness for its business application systems. For many years most Huck locations have used a standard commercial, vendor-supported application software product. As of December 31, 1998, approximately one-half of those locations had been upgraded to a version of the software product that addresses virtually all Year 2000 readiness issues. One additional location will be similarly upgraded by March 1999. All remaining Huck locations, including its international sites and headquarters offices, are implementing a recently purchased Enterprise Resource Planning (ERP) software product that is both Year 2000 and Euro ready. The ERP implementation is presently underway at eight sites, with 50 percent of the sites and 65 percent of the user base already operational. The new system will be operational at the remainder of the sites by June 1999. Additional local and system-wide testing activity is being conducted during the remainder of 1999.

Embedded Processor Systems Remediation: Huck Fasteners has a dedicated Year 2000 program office that supports each site in establishing a cross-functional team to identify, evaluate, test and, where needed, to modify or replace embedded processor systems. To date, formal inventories have been completed, criticality assessments have been made and evaluation of the individual devices is underway. Project work on this category is scheduled for completion during September 1999.

Customer and Supplier Readiness: Huck Fasteners has submitted written inquiries or questionnaires to all major customers, critical suppliers and certain third parties to determine their respective Year 2000 readiness status and plans. Any electronic interfaces will be coordinated with these business associates on a case-by-case basis. Management has also responded appropriately to Year 2000 inquiries made by any of its customers, suppliers and third parties. Huck is not aware of any significant Year 2000 readiness issues at this time.

Risk Assessment, Worst Case Scenarios and Contingency Planning: Using the approach of certain major Huck customers, management has contracted with independent assessors to audit its progress against plan and with respect to industry benchmarks. Additionally, several customers have provided assessment teams to evaluate individual sites and Huck's overall Year 2000 readiness and plans. These independent assessments have addressed both the Industrial and Aerospace businesses and the feedback is being used to refine Huck's approach to risk assessment and contingency planning. Work on worst case scenarios and formal contingency planning is underway, and is expected to be completed during June of 1999.

Cost Information: The estimated total cost at completion for all phases of the Huck Year 2000 project is $10.0 million. Approximately $6.1 million (61 percent) of that total amount is for ERP software purchase and implementation and for infrastructure upgrade and replacement; these costs will be capitalized. The estimated $3.9 million (39 percent) in remaining cost is classified as routine I.S. maintenance and is being expensed as incurred over the three-year life of the project. Approximately $6.5 million (65 percent) had been expended as of December 31, 1998, and the estimated $3.5 million (35 percent) in remaining costs will be expended in 1999. No major I.S. initiatives have been adversely affected due to staffing constraints or expenditures needed to remedy Year 2000 issues. Huck management has concluded that it will substantially benefit from these efforts because of the elimination of several old systems, the implementation of new state-of-the-art applications, and the creation of updated and improved business continuity plans.

EURO CONVERSION

The Company is assessing the impact of the Euro conversion on its business operations and is currently implementing a strategy which will allow it to operate in a Euro environment during the transition period, January 1, 1999 December 31, 2001, and after full Euro conversion post July 1, 2002.

The Company does not anticipate any material impact from the Euro conversion on its computer software plans. Computer software changes necessary to comply with the Year 2000 issue are generally compliant with the Euro conversion issue. Enterprise Resource Planning (ERP) software being implemented at Huck as a part of Year 2000 readiness will be Euro compliant. No additional costs related to Euro compliance are expected for the ERP software. Some expense is anticipated for minor system modifications, but is not expected to be significant. The Company's payroll system has not yet been examined and will require modifications to be Euro compliant. The cost of payroll systems modifications is also undetermined. The Company expects no Euro conversion impact to its Thiokol Propulsion business segment. The Company expects no significant impact to its contracting policies or competitive position related to its three business segments as a result of the Euro conversion. The Company is reviewing the impact of the Euro conversion on its foreign exchange exposure and has determined a modest increase in this exposure due to the Company's United Kingdom operation's acceptance of Euro denominated contracts. The Company does not expect any significant changes to its current hedging policy and does not expect any significant increases in its foreign exchange exposure.

LIQUIDITY AND CAPITAL RESOURCES

The increase in the Company's Howmet ownership to 62 percent in 1997 and subsequent consolidation has resulted in consolidating Howmet's cash flows with that of the Company. Due to the Howmet consolidation, comparison of the current year to the prior year's cash flows, which has only one month of Howmet activity, is difficult. Separate cash flow information for Howmet has been included below for the respective periods being reported.

Cash flow provided by operations in 1998 was $353.2 million compared to $110.6 million in 1997. The current year benefited from increased net income. The increase in depreciation and amortization over the prior year was due primarily to the consolidation of Howmet and to the purchase of Jacobson. Lower equity income resulted from Howmet's operations being consolidated for the entire year in 1998 while having eleven month's activity reported under the equity method in 1997. The decrease in inventory resulted primarily from reduced inventory levels at Huck and Jacobson. The increase in income taxes was due primarily to Howmet.

Acquisition activity included $273.6 million for the purchase of Jacobson in June and Howmet's $3.4 million increased investment in the joint venture company, Komatsu-Howmet, Ltd in July. Capital spending on property, plant and equipment used $114.7 million of cash in the current year compared to $36.3 million in the prior year. Howmet used $83 million for capital expenditures, mainly for capacity expansions to serve the core business as well as additional expenditures to support new products and process enhancement activities.

Financing activities for the year provided $32.2 million of cash compared to $94.5 million used in the prior year. During the year, the Company issued $150 million of 6 5/8 percent senior notes due March 1, 2008, to replace the $138 million of bank debt under its revolving credit agreement incurred for the purchase of 13 percent of Howmet common stock. The notes were offered pursuant to a prospectus supplement dated February 26, 1998, under the Company's $300 million shelf registration statement that has been effective since October 1996. In June, the Company borrowed $150 million to finance the purchase of Jacobson Manufacturing. During the year the Company repaid a total of $337.9 million in long-term debt, $182 million being repaid by Howmet. Borrowings for the year totaled $394.3 million.

During the year, the Company repurchased 357,400 shares of the Company's common stock for $14.4 million. In 1997 the Company repurchased 215,800 shares of the Company's common stock for $7.9 million. There are approximately 2.4 million shares available for repurchase under the Company's current share repurchase authorization. The Company will repurchase shares in amounts as the Company deems appropriate.

Cordant does not have access to Howmet cash balances except through Howmet declaring a cash dividend to its shareholders which availability may be restricted under the terms of its revolving credit facility. Howmet does not currently intend to pay dividends. The initial public offering of Howmet stock in December 1997, which redistributed ownership of Howmet from Carlyle to the public, did not generate any cash to Howmet or to the Company.

The Company's liquidity ratio's were as follows:

                               1998    1997
---------------------------------------------
Working Capital (in millions)  $94.8  $188.0
Current Ratio                    1.2     1.5
Debt-to-equity                  60.6%   60.7%
Debt-to-total capital           40.8%   41.4%
---------------------------------------------

All of the above ratios exclude the Pechiney Notes and the Restricted Trust, (See Note 6 to the Company's Consolidated Financial Statements). The debt-to-total-capital ratio includes the $55 million receivable facility at Howmet (See
Note 2 to the Company's Consolidated Financial Statements). The current ratio and working capital decreases resulted primarily from increased short-term debt levels. Estimated future cash flows from operations, current financial resources, and available credit facilities are expected to be adequate to fund the Company's anticipated working capital requirements, capital expenditures, dividend payments, and stock repurchase program on both a short and long-term basis.

At December 31, 1998, the Company had available $200 million in revolving credit facilities with $90 million unused.

HOWMET LIQUIDITY

A comparative cash flow statement for Howmet for the year ended December 31, follows:

(in millions)                                                 1998     1997
------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                   $ 110.4  $  59.7
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization                                 60.2     66.9
  Equity income                                                  (.4)    (1.5)
  Extraordinary item                                                     12.3
  Changes in assets and liabilities:
   Receivables                                                  (3.5)     8.4
   Inventories                                                   2.2    (17.9)
   Accounts payable and accrued liabilities                     10.3     12.1
   Deferred income taxes                                        (2.1)     (.3)
   Income taxes payable                                         17.8     16.9
   Long-term SARs accrual                                        5.5     31.4
   Other--net                                                    7.0      4.6
------------------------------------------------------------------------------
  Net cash provided by operating activities                    207.4    192.6

INVESTING ACTIVITIES
Proceeds from disposal of fixed assets                            .4       .2
Purchases of property, plant and equipment                     (83.0)   (56.9)
Payments made for investments and other assets                  (3.4)    (2.0)
Proceeds from sale of refurbishment business, net                        44.9
------------------------------------------------------------------------------
  Net cash used by investing activities                        (86.0)   (13.8)

FINANCING ACTIVITIES
Net change in short-term debt                                   15.1
Issuance of long-term debt                                      36.6    326.2
Repayment of long-term debt                                   (182.0)  (467.6)
Premiums paid on early retirement of debt                               (13.7)
------------------------------------------------------------------------------
  Net cash used by financing activities                       (130.3)  (155.1)

Foreign currency rate changes                                    1.1     (1.7)
------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                (7.8)    22.0
Cash and cash equivalents at beginning of period                45.4     23.4
------------------------------------------------------------------------------
Cash and cash equivalents at end of period                   $  37.6  $  45.4
------------------------------------------------------------------------------

The decrease in inventories in 1998 compared to 1997 resulted from delays in a major customer's production schedule that caused a temporary inventory increase at the end of 1997. Also affecting the change in inventory was alloy quantity and pricing increases in 1997 which were partially reversed in 1998. SAR accruals were high in 1997 due to per share valuation adjustments resulting from the initial public offering in December 1997.

Capital expenditures increased in 1998 due to capacity expansions needed to serve the core business, as well as additional expenditures to support new products and process enhancement activities. In 1998, Howmet announced plans to accelerate expansion of IGT capacity at three plants and to build a new aero-airfoil plant. Capital expenditures for 1999, including these capacity expansions, are expected to be approximately $120 million.

Howmet expects future cash flows from operations, current financial resources and available credit facilities to be adequate to fund its anticipated working capital requirements and capital expenditures on both a short and long-term basis.

On February 17, 1999, Howmet paid $66.4 million to redeem all of the 9 percent preferred stock. The payment was made to Cordant Technologies, the sole preferred stockholder. Howmet borrowed under its existing revolving credit facility to make this payment and Cordant used the proceeds to reduce debt under its revolving credit facilities.

DIVIDENDS AND RECENT MARKET PRICES

Adjusting for the two-for-one stock split, dividends paid were $.40 per share for 1998. Dividends paid in 1997 were $.385 per share and included a $.005 per share redemption of stockholder's rights and $.34 per share in 1996.

The high and low market prices of Cordant Technologies common stock for 1998 were $55.75 and $31.38 per share, respectively. The principal market for the Company's common stock is the New York Stock Exchange and prices are based on the Composite Tape (ticker symbol CDD).

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting or Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not believe that SFAS No. 133 will have a significant effect on the earnings and financial position of the Company. This statement is effective for fiscal years beginning after June 15, 1999. The Company will adopt the new statement beginning on January 1, 2000.

SUBSEQUENT EVENT

On February 8, 1999, the Company acquired for $385 million, the remaining 22.65 million shares of Howmet International Inc. common stock owned by Carlyle and entered into a new Standstill Agreement and extended an existing covenant not to compete. With this purchase of the Carlyle shares, the Company's ownership of Howmet International Inc. common stock increases to 84.65 million representing 84.65 percent of Howmet's outstanding voting common stock. The remaining 15.35 million shares of Howmet common stock are publicly owned. The acquisition was financed with borrowings under a new unsecured $400 million bank line of credit established in conjunction with the stock purchase. The interest rate on this facility is based on LIBOR plus a spread, and was
5.75 percent at the time of the transaction. As a result of this acquisition, a one-time tax adjustment will be recorded in the first quarter of 1999 to reverse $7.1 million or $.19 per share of an accumulated dividend tax previously accrued.

RISK FACTORS

The Company sets forth in Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations of Form 10-K incorporated by reference herein "Cautionary Statements" with respect to certain statements herein that the Company believes are "forward looking statements" under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Many of the factors described therein are discussed in both current and prior Company Securities and Exchange Commission filings and to the extent not otherwise discussed in forward-looking statements should be considered in assessing the various risks associated with the Company's conduct of its business and financial condition. Certain other risks which may impact the accuracy of the Company's forward-looking statements include, but are not necessarily limited to: changing economic and political conditions in the United States and in other countries, changes in governmental spending and budgetary policies, governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, international trading restrictions, outcome of union negotiations, changes in competitive conditions, customer product acceptance, and continued access to capital markets. All forecasts and projections in this report are "forward-looking statements," and are based on management's current expectations of the Company's results, based on current information available pertaining to the Company and its products including the aforementioned risk factors. Actual future results and trends may differ materially from projections made herein as a result of the factors set forth above and other factors.

SELECTED FINANCIAL DATA

-----------------------------------------------------------------------------
(dollars in millions,
except per share data)         1998      1997 (/1/)  1996    1995     1994
-----------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net sales by industry
 segment
  Propulsion Systems         $  643.0  $  645.5     $611.7  $695.1  $  802.5
  Fastening Systems             433.3     319.4      252.9   237.8     199.8
  Investment Castings         1,350.6     105.2
-----------------------------------------------------------------------------
   Consolidated net sales     2,426.9   1,070.1      864.6   932.9   1,002.3
Operating profit by
 industry segment
  Propulsion Systems (/2/)   $   82.1  $   64.4     $ 63.3  $ 14.1  $   77.9
  Fastening Systems (/3/)        65.2      40.4        8.0     4.1      18.8
  Investment Castings           185.8      11.7
-----------------------------------------------------------------------------
   Segment operating profit     333.1     116.5       71.3    18.2      96.7
Income from operations
 (/2/)(/3/)                     308.7     103.7       67.8    23.8     101.3
Equity income of affiliates        .4      35.3       15.1
Interest income (/4/)(/5/)       12.8       7.0        8.1    74.3       2.8
Interest expense                 28.3       4.0        3.6     5.4      12.5
Income before extraordinary
 item                           142.0      96.6       60.7    62.1      57.1
Net income                      142.0      89.5       60.7    57.3      57.1
INCOME PER DILUTED SHARE
 (/6/)
Income before extraordinary
 item                        $   3.79  $   2.57     $ 1.64  $ 1.66  $   1.49
Net income                   $   3.79  $   2.38     $ 1.64  $ 1.53  $   1.49
FINANCIAL
Total assets                 $2,809.9  $2,499.8     $818.2  $830.4  $  792.5
Working capital                  94.8     188.0      144.2    84.6     226.0
Current ratio (/7/)               1.2       1.5        2.0     1.4       2.8
Short-term and long-term
 debt (/7/)                  $  404.6  $  334.3     $ 27.0  $126.9  $  120.2
Debt-to-equity (/7/)             60.6%     60.7%       5.6%   29.4%     30.2%
Stockholders' equity         $  667.9  $  550.5     $480.4  $430.9  $  397.9
Stockholders' equity per
 share (/6/)                    18.31     15.04      13.16   11.78     10.75
Return on stockholders'
 equity (/8/)                    25.8%     20.1%      14.1%   16.2%     14.9%
Capital expenditures         $  114.7  $   36.3     $ 33.0  $ 30.2  $   33.8
Provision for depreciation       71.9      33.8       32.8    33.2      35.9
Cash dividends paid              14.6      14.1       12.5    12.5      12.8
Cash dividends declared per
 share (/6/)                      .40      .385        .34     .34       .34
GENERAL
Average number of common
 and common equivalent
 shares outstanding (in
 thousands) (/6/)              37,499    37,683     37,162  37,302    38,368
Approximate number of
 stockholders of record
 (/9/)                          5,000     5,300      5,800   6,300     6,800
Approximate number of
 employees                     18,000    15,900      5,500   6,400     7,600
-----------------------------------------------------------------------------

(/1/)Howmet results have been consolidated into the Company's results since
     December 2, 1997.
(/2/)Includes pre-tax restructuring charge of $61.4 million in 1995. (/3/)Includes pre-tax relocation charge of $3 million in 1998, pre-tax inventory charges of $5 million in 1996, and pre-tax inventory and restructuring charges of $13.1 million in 1995.
(/4/)Includes interest income from income tax refunds of $4.8, $1.7, and $7 million in 1998, 1997, and 1996, respectively.
(/5/)Includes $71.4 million of interest income related to income taxes in 1995. (/6/)All per share amounts reflect the two-for-one stock split on March 13,
     1998.
(/7/)Excludes the Pechiney Notes in 1998 and 1997.
(/8/)Based on income before extraordinary item in 1997 and 1995 and calculated on beginning of year stockholders' equity.
(/9/)As of January 31 of the applicable year.

Cordant Technologies Inc.                         PROXY/VOTING INSTRUCTION CARD
Salt Lake City, Utah
-------------------------------------------------------------------------------

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 13, 1999.

The undersigned hereby appoints EDSEL D. DUNFORD, D. LARRY MOORE, and JAMES R. WILSON, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of Cordant Technologies Inc. (the "Company") owned of record by the undersigned on March 19, 1999, at the Company's Annual Meeting of Stockholders on May 13, 1999, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. If a vote is not specified, said proxies will vote FOR proposals 1 and 2.

Receipt is acknowledged of the Company's Annual Report to Stockholders for the year ended December 31, 1998, and notice and Proxy Statement, Audited Financial Statements and Related Information for the above Annual Meeting.

Nominees for Election as Directors to the Class of Directors whose term expires with the 2002 Annual Meeting of Stockholders of the Company: (1) Neil
A. Armstrong, (2) William O. Studeman and (3) Donald C. Trauscht.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

This card also constitutes voting instructions for Company shares held in its Employee Retirement Savings and Investment Plan.

  P R O X Y

--------------------------------------------------------------------------------
   5262

[X] Please mark your
    votes as in this
    example.


  This Proxy when properly executed will be voted in the
manner herein by the undersigned stockholder(s). If no
direction is made, this proxy will be voted FOR proposals
1 and 2.
        The Board of Directors recommends a vote FOR proposals 1 and 2.
-------------------------------------------------------------------------------
                            FOR        WITHHELD as to ALL Nominees
1. Election of
   Directors.
   (see reverse side)       [_]                 [_]


2. Proposal to ratify       FOR            AGAINST            ABSTAIN
   appointment of
   Ernst & Young LLP
   as independent           [_]              [_]                [_]
   auditors for the
   year ended
   December 31, 1999.

To withhold authority to vote for
any nominee(s), mark the "FOR" box
and write the name of each such
nominee on line provided below:
--------------------------------------------------------------------------------


NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

 ------------------------------------------------------------------------------
                                                                   SIGNATURE(S)


 ------------------------------------------------------------------------------
                                                                          DATE
 ------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

     CORDANT TECHNOLOGIES, INC. stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card.

     To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The three-part Voter Control Number (including the # signs) that appears in the box above, just below the perforation must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

     1. To vote over the telephone:
        On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683).

     2. To vote over the Internet:
        Log on to the Internet and go to the web site http://www.vote-by-net.com.

     Your vote over the telephone or the Internet instructs the proxies in the same manner as if you marked, signed, dated and returned your proxy card.

     If you choose to vote your shares over the telephone or Internet, there is no need for you to mail back your proxy card.

             Your vote is important. Thank you for voting.